Form 10-K405, Exhibit 13
period 1995-06-30
NORTHBAY FINANCIAL CORP
filed 1995-09-27
CIK 844162

                                                                      Exhibit 13

                                      SELECTED CONSOLIDATED FINANCIAL DATA

Financial Condition                                                   As  of June 30
                                                                     ----------------
                                                       1995       1994       1993       1992       1991
                                                       ----       ----       ----       ----       ----
                                                                    (Dollars In Thousands)
Assets                                             $391,058   $364,713   $311,349   $295,094   $263,768
Loans receivable, net                               343,852    324,711    267,497    239,052    207,315
Loans held for sale                                       -          -     10,209      9,731     15,997
Mortgage-backed securities held to maturity           1,672      1,778      5,130      7,304      1,130
Mortgage-backed securities available for sale         8,441      6,165      1,733      2,767      2,992
Investments 1                                        17,795     14,776     11,390     21,712     22,492
Savings accounts                                    283,909    276,900    255,075    255,338    225,865
Advances from FHLB                                   60,036     47,695     19,217      3,247      5,816
Other borrowings                                      9,332      3,118      3,055      4,895      3,788
Stockholders' equity                                 34,578     33,684     31,233     28,076     24,984



Operations                                                      For the Year Ended June 30
                                                                --------------------------
                                                       1995       1994       1993       1992       1991
                                                       ----       ----       ----       ----       ----
                                                          (In Thousands Except Per Share Amounts)
Interest income                                    $ 26,154   $ 22,914   $ 24,254   $ 26,478   $ 26,398
Interest expense                                     14,463      9,225      9,615     13,373     15,378
                                                     ------      -----      -----     ------     ------

Net interest income                                  11,691     13,689     14,639     13,105     11,020
Provision for loan losses                               412        725        722        529        214
                                                        ---        ---        ---        ---        ---

Net interest income after provision for
 loan losses                                         11,279     12,964     13,917     12,576     10,806
Noninterest income                                      950      1,286      1,335      1,022        996
Noninterest expense                                   9,170      9,125      8,656      7,235      6,910
                                                      -----      -----      -----      -----      -----

Income before tax                                     3,059      5,125      6,596      6,363      4,892
Income tax expense                                   (1,127)    (2,067)    (2,859)    (2,876)    (2,060)
Cumulative effect of change in accounting
  principle for income taxes 2                            -        220          -          -          -
                                                          -        ---          -          -          -
Net income                                         $  1,932   $  3,278   $  3,737   $  3,487   $  2,832
                                                   --------   --------   --------   --------   --------

Earnings per share 3
 Primary                                              $ .67     $ 1.36     $ 1.55     $ 1.45     $ 1.19
 Fully diluted                                        $ .67     $ 1.35     $ 1.55     $ 1.44     $ 1.18
                                                      =====     ======     ======     ======     ======

Dividends declared per share                          $ .44      $ .41      $ .32      $ .28        $ 0
                                                      =====      =====      =====      =====        ===


Other Selected Data                                          As of or for the Year Ended June 30
                                                             ------------------------------------
                                                       1995       1994       1993       1992       1991
                                                       ----       ----       ----       ----       ----
Net interest rate spread                               2.88%      4.14%      4.87%      4.60%      4.15%
Net yield on average interest-earning assets           3.14%      4.36%      5.11%      4.98%      4.57%
Return on average assets                               0.50%      1.00%      1.24%      1.26%      1.12%
Return on average equity                               5.64%      9.95%     12.47%     13.05%     11.94%
Average equity to average assets ratio                 8.82%     10.03%      9.98%      9.69%      9.35%
Dividend payout ratio'                                57.23%     25.63%     14.90%      9.80%
Average interest-earning assets to
 average interest-bearing liabilities                106.52%    107.37%    107.25%    107.55%    106.70%
Ratio of total operating expenses to
 total average assets                                  2.36%      2.78%      2.88%      2.62%      2.72%
Ratio of nonperforming assets to average assets        0.74%      1.37%      0.92%      0.44%      0.32%
Branch office                                             8          8          7          7          6

1 Includes certificates of deposit, overnight federal funds, income funds, U.S.
  Government securities and interest-bearing cash balances.
2 See note 1 of Notes to Consolidated Financial Statements.
3 See note 11 of Notes to Consolidated Financial Statements.
4 Aggregate cash dividends paid during the fiscal year divided by net income

NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
Management's Discussion and Analysis of
Financial Condition and Results of Operations

General

          Northbay Financial Corporation (the "Company") is the holding company for Northbay Savings Bank, F.S.B. (The "Bank"), its wholly owned subsidiary. Virtually all financial activity of the Company is conducted through the Bank, which is the sole asset of the Company.


          The operations of the Bank, which consist primarily of managing financial assets and liabilities are dictated to a large extent by the changing nature of the financial markets in general, and the changing interest rate environment in particular. The Bank's primary source of acquiring financial assets and liabilities is its access to the retail market, attracting deposits from the general public through its branch network and utilizing those funds to provide financing for local housing in the form of mortgage, construction, and commercial real estate loans.

          The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it receives from the Bank's investment and loan portfolios and its cost of funds, consisting primarily of the interest paid on deposits and borrowings. Net interest income is affected by the volume of interest-earning assets, interest-bearing liabilities, yields on interest-earning assets and rates paid on interest-bearing liabilities (see Rate/Volume Analysis). When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

          During a year of extreme volatility in interest rates, the Bank has been challenged to maintain its historically high interest rate spread. After a year of generally rising interest rates which ended March 31,1995, a period viewed by many as carrying a high degree of inflationary risk as evidenced by the actions of the Federal Reserve Board (FRB) which increased the Federal Funds Rate on seven separate occasions, we began to experience a significant decline in interest rates. The FRB, implemented the final of seven increases of the Federal Funds Rates, moving the rate up from 5.50% to 6.00% on February 2, 1995. This upward movement, combined with more economic data supporting an apparent slowing in the economy, led to the market decline in interest rates on maturities beyond six months. For example, while the rate on the one year treasury had increased from 3.35% at its low point in October of 1993 to 7.17% at its peak in December of 1994 (an increase of 3.82%) during the six months ended June 30, 1995, this same rate declined to 5.72%. On July 2, 1995 the FRB signaled a change in its outlook for inflation, implementing the first drop in the Federal Funds rate in more than 2 years. Despite the welcome relief in terms of generally lower interest rates, the impact of this positive event in the financial markets is not readily apparent in the operating results of the Bank during the six months ended June 30, 1995, and as with all rate changes in such a large portfolio of financial assets and liabilities, will take time to work through the portfolios. The lingering effects of a year of rising interest rates continue to be reflected through a lower level of net interest income for the year ended June 30, 1995. During a period of a flattening yield curve in which short-term rates are rising more rapidly than long-term rates, such as we experienced, the Bank will feel the negative effect of a shrinking net interest rate spread. The Bank suffered a negative impact as a result of the continued increase in interest rates on its shorter-term retail deposits and borrowings that could not be matched by the adjustment taking place on the adjustable rate loan portfolio.

          During a period of stable to falling interest rates, the Bank should now begin to experience the benefits of the lagging nature of the 11th District Cost of Funds Index (COFI) to which such a large volume of the Bank's financial assets are tied. While the Bank's large portfolio of adjustable rate loans indexed to the COFI continues to reprice upward due to the lagging nature of the index, the Bank's cost of funding these assets with short-term liabilities should diminish. Despite erosion of the net interest rate spread from 3.04% for the quarter ended December 31, 1994 to 2.45% for the quarter ended March 31, 1995, it is significant to note that after seven consecutive quarters of decline the margin hit a low of 2.45% in January, stabilizing at that spread for the remainder of the quarter before increasing to 2.55% for the quarter ended June 30, 1995.

          To a lesser extent, the Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of service fee income relating to both loans and transaction accounts. During the few years preceding the fiscal year ending June 30, 1995, the Bank had relied more heavily on loan sales in the secondary markets as a means of generating funds to originate new loans and to transfer the interest risk associated with carrying longer-term fixed rate loans. This increased volume of loan sales in previous years was reflected in noninterest income under the category of gains on sale of loans and mortgage-backed securities. With the sharp increase in interest rates which occurred between October of 1993 and December of 1994, the consumer demand for fixed rate loans, which are typically sold in the secondary markets, has been extremely limited. With such a small volume of fixed rate product being originated the Bank's ability to continue to generate noninterest income from this source of business has and will continue to be hampered. Noninterest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums and other operating expenses.

          The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), which became effective on August 8, 1989 has had a significant impact on the thrift industry. The Bank, like the rest of the thrift industry, has been affected by FIRREA through more stringent capital requirements. The requirements include a leverage ratio of core capital to adjusted total assets of 3%, a tangible capital ratio of 1.5% and a risk-based capital standard currently set at 8% of risk-weighted assets. The Bank exceeds all of the regulatory capital standards with ratios of core, tangible, and risk-based capital to assets of 8.60%, 8.58% and 14.56%, respectively.

          Under FIRREA, the capital standards for savings associations must be no less stringent than the capital standards applicable to national banks. On September 17, 1990, the Office of the Comptroller of the Currency (OCC) announced the adoption, effective December 31,1990, of regulations implementing more stringent core capital requirements for national banks. The OCC regulations establish a new minimum core capital ratio of 3% for the most highly rated banks, with an additional 100 to 200 basis point "cushion" amount of additional capital required on a case-by-case basis, considering the quality of risk management systems and the overall risk in individual banks. On April 22, 1991, the Office of Thrift Supervision (OTS) proposed to amend its core capital requirement to reflect the OCC's amendments to the core capital requirement for national banks. The OTS proposal would establish a 3% core capital ratio for savings institutions in the strongest financial and managerial condition. For all other savings institutions, the minimum core capital ratio would be 3% plus at least an additional 100 to 200 basis points. In determining the amount of additional capital, the OTS would assess both the quality of risk management systems and the level of overall risk in each individual savings institution through the supervisory process on a case-by-case basis. At June 30, 1995 the Bank had core capital of approximately $33.6 million, or 8.60% of adjusted total assets. Management, therefore, does not expect the proposed amendment to cause the Bank to fall below its regulatory capital requirements.

          The OTS published a final regulation incorporating the interest rate risk component in the risk-based capital rule on August 31,1993. The rule took effect January 1, 1994 and requires savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance-sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk if the decline in the market value of its portfolio equity after an immediate 200 basis point increase or decrease in market interest rates (whichever leads to the greater decline) is less than two percent of the current estimated market value of its assets. A savings institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the interest rate risk component "IRR") equal to one half the difference between the institutions measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

          The OTS will calculate the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule included in its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the IRR component, if any, to be deducted from a savings institution's risk-based capital. The IRR component is to be computed quarterly, and the capital requirement for the IRR will have an effective lag of two calendar quarters. The first quarter to be measured has once again been postponed indefinitely until questions regarding a review procedure for institutions challenging the results of the OTS model have been resolved. Institutions that do not have sufficient capital to comply with the IRR component will be required to submit a capital plan to achieve compliance. Based upon the Bank's current level of adjustable rate, shorter-term assets and regulatory capital, management does not expect the Bank's interest rate risk component to have a material impact on the Bank's regulatory capital level or its compliance with the regulatory capital requirements.

Components of the Bank's regulatory capital at June 30, 1995 are summarized as follows:

                                                         Tangible                    Core                   Risk Based       % of
                                                         Capital        % of        Capital       % of       Capital      Risk Based
                                                       Requirement    Assets'     Requirement    Assets'   Requirement     Assets'
                                                      ------------  ----------  -------------  ---------  ------------  ------------
(Unaudited)                                                             (Dollars In Thousands)
Equity                                                    $33,876       8.67%        $33,876      8.67%       $33,876        13.82%
ESOP loan                                                    (188)      (.05%)          (188)      (05%)         (188)        (.08%)

General loan loss reserves                                     --         --              --        --          2,051          .84%
Core deposit premium                                          (74)      (.02%)
Unrealized loss on debt securities available for sale         (57)      (.02%)           (57)     (.02%)          (57)        (.02%)
                                                          -------       ----         -------      ----        -------        -----
                                                          $33,557       8.58%        $33,631      8.60%       $35,682        14.56%
                                                          =======       ====         =======      ====        =======        =====

Minimum capital required                                  $ 5,865       1.50%        $11,730      3.00%       $19,602         8.00%
                                                          =======       ====         =======      ====        =======        =====

Excess regulatory capital                                 $27,692       7.08%        $21,901      5.60%       $16,080         6.56%
                                                          =======       ====         =======      ====        =======        =====

1 Adjusted total assets are a savings association's total assets as determined under generally accepted accounting principles.
2 Total risk-based assets as calculated for OTS requirements were $245 million at June 30, 1995.
3 Premium paid on the purchase of core deposits of $74 thousand at June 30, 1995 is excluded from tangible capital.

          The Bank's assessment for deposit insurance premiums (expressed in terms of percentage of total savings accounts) is 23 basis points. The minimum rate may be decreased to not less than 18 basis points for the period ending December 31,1997, declining further to 15 basis points thereafter. However, the Federal Deposit Insurance Corporation (FDIC) may increase the assessment rate to
32.5 basis points if certain reserve fund ratios are not met. Although the FDIC insures both commercial banks as well as savings and loans, the reserve funds have been segregated to the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). The FDIC voted on August 8, 1995 to reduce the premiums for most BIF members while keeping existing assessment rates intact for savings associations. While the SAIF members will continue paying premiums on a risk-related basis ranging from 23 cents to 31 cents per $100 of domestic deposits, the assessment rate charged to BIF-insured members will be reduced to an average of 4.4 cents for every $100 down from 23 cents. SAIF-insured institutions will pay a higher rate than BIF-insured institutions because the SAIF remains seriously undercapitalized. As of March 31, 1995, the SAIF had a balance of $2.2 billion or only .31 percent of insured deposits. At the current pace, the SAIF is unlikely to reach the minimum reserve ratio of 1.25% until the year 2002.

          The BIF on the other hand achieved a reserve ratio of 1.22% of BIF-insured deposits, or approximately $23.2 billion as of March 31, 1995. It is believed that the reserve ratio of 1.25% was achieved during the quarter ended June 30, 1995. A primary reason the SAIF is undercapitalized is that SAIF premiums have been diverted to uses other than rebuilding the fund. As described in a recent report by the General Accounting Office, since 1989 $7.4 billion, approximately three-quarters of SAIF assessments have been used to pay off obligations arising from the governments' efforts to resolve the thrift failures of the 1980's. SAIF assessments were diverted to fund the Resolution Funding Corporation, the Federal Savings and Loan Insurance Corporation Resolution Fund and FICO. FICO was established by congress in 1987 in an attempt to recapitalize the Federal Savings and Loan Insurance Fund (FSLIC). From 1987 to 1989 the FICO issued approximately $8.2 billion in bonds, proceeds of which were channeled to the FSLIC. Approximately $4.3 billion of SAIF assessments have been utilized to service the debt on these FICO obligations. Currently approximately 45% of all SAIF assessments are utilized to pay interest on the FICO debt rather than to replenish the fund. Without these diversions it has been estimated that the SAIF would have reached its designated reserve ratio of 1.25% at some point in 1994.

          There is currently a proposal within congress to eliminate duplicate charters which separate BIF-insured members from SAIF-insured members. The single charter would be part of comprehensive legislation designed to resolve the looming disparity between deposit insurance premiums paid by BIF and SAIF members. The Wall Street Journal reported that as the proposal is being developed, SAIF members would be required to pay a one-time assessment of approximately 85 basis points of total retail savings liabilities to replenish the fund and reduce future deposit premiums to 5 basis points. After the replenishment of the SAIF fund the two funds, SAIF and BIF, would be merged and the FICO debt obligation would be shared by all members.

          Effective January 1, 1993, a transitional risk-based methodology was implemented. Under the transitional risk-based system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC based upon the institution's level of capitalization and the FDIC's judgement of the risk posed by the institution. Each institution is assigned to one of three groups ("well-capitalized," "adequately-capitalized" or "under-capitalized") based on its capital ratios. A well-capitalized institution is one that has at least a 10% total risk-based capital ratio, and a 6% core capital to risk-based assets. An adequately-capitalized institution is one that has an 8% total risk-based capital ratio, a 4% core capital to risk-based assets ratio and a 4% leverage capital ratio. An under-capitalized institution is one that does not meet either of the above definitions. The FDIC also assigns each institution to one of three subgroups based upon reviews by the institution's primary federal or state supervisory agency, statistical analysis of financial statements and other information relevant to gauging the risk posed by the institution. The assessment for well-capitalized, healthy institutions is three basis points less than the average assessment rate for insured depository institutions. Well-capitalized institutions that present supervisory concern pay the average assessment rate. All other institutions pay an assessment rate of two basis points over the average assessment rate. The assessment rate for insured depository institutions ranges from 23 basis points to 31 basis points.

Asset/Liability Management

          The Bank's exposure to interest rate risk results from the differences in maturities and repricing of its interest-earning assets and interest-bearing liabilities. The goal of the Bank's asset,'liability policy is to manage interest rate risk so as to maximize net interest income over time in changing interest rate environments.

          In order to achieve this goal, over the years the Bank has concentrated on shortening the loan portfolio's average maturity and increasing its sensitivity to changes in interest rates. This has been accomplished by originating adjustable rate mortgage loans to include in the Bank's portfolio and by emphasizing the origination of short-term construction, land, and commercial real estate loans. The balance of construction, land and commercial real estate loans (gross) at June 30, 1995 was approximately $75 million, or 21% of the Bank's total gross loan portfolio. The Bank's portfolio of adjustable rate mortgage secured by residential housing has increased from approximately $136 million or 45% of the gross loan portfolio at June 30, 1993 to approximately $258 million or 72% of the gross loan portfolio at June 30, 1995. For the purpose of transferring the interest rate risk associated with holding to maturity 30-year fixed rate mortgage loans, over the course of many years the Bank has elected to sell the majority of such loans in the secondary markets. As a result of the Bank's general trend of divesting itself of such noninterest rate sensitive assets, the Bank's exposure to such 30-year fixed rate loans is approximately $14 million or 3.9% of the total loan portfolio. The Bank originates relatively small commercial loans, (average principal balance of under $250 thousand per loan at June 30, 1995), and at the same time has enhanced its asset/liability position by adding higher-margined adjustable rate loans. Many of the commercial loans as of June 30, 1995 were initiated as short-term construction loans and borrowers subsequently elected permanent financing with the Bank.

          The Bank's asset/liability management strategies have helped to decrease the exposure of its earnings to future interest rate increases. This significant volume of shorter-term and adjustable rate loans have also allowed the Bank to fund those assets with shorter-term lower rate paying retail deposits. The Bank's portfolio of passbook, money market and transaction accounts, all of which are assumed to reprice within a 0-6 month time frame, totaled $99.6 million or 35% of total retail savings liabilities at June 30, 1995. Unlike many financial institutions, which for repricing purposes assume that passbook, money market and transaction accounts are a non-rate sensitive liability, the Bank believes that a more accurate depiction of theses liabilities as the Bank's experience would support, is one of a rate sensitive instrument. These liabilities will reprice frequently to match the current rate environment. For this reason, the Bank does not follow a straight erosion theory in its analysis of the interest rate risk.

          The Bank's cumulative one-year Gap (i.e., interest-earning assets which reprice or mature in one year or less minus interest-bearing liabilities which reprice or mature in one year or less) was approximately +2% of total assets at June 30, 1995, compared to approximately +5% of total assets at June 30, 1994. Despite the fact that the Gap report would indicate the volumes of assets repricing over a one year horizon out-paces the liabilities repricing over a similar time frame, the Gap report fails to provide a description as to the level of repricing.

Gap Analysis

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30,1995, which are expected to reprice or mature in each of the future time periods shown.

Except as stated below, the amount of assets or liabilities which reprice or mature during a particular period were determined in accordance with contractual terms of the asset or liability. Fixed rate loans and mortgage-backed securities are assumed to prepay at speeds ranging from approximately 9% to 24% annually according to the underlying coupon. Passbook, money market and NOW accounts are assumed to be interest sensitive and will reprice immediately in step with market rates. Adjustable rate loans are assumed to reprice at contractual repricing intervals.

                                               Remaining Term to Maturity or Repricing Period
                                               ----------------------------------------------
                           6 Months    6 Months    1 to 3   3 to 5    5 to 10     10 to 20   Over 20    or Less
                           to 1 Year      Years     Years    Years     Years        Years      Total    -------
                           ---------   --------    ------   ------    -------     --------   -------
Interest-earning assets:                                        (In Thousands)
Mortgage loans
Adjustable rate first
    mortgage loans           $198,890    $ 2,105    $     -    $     -    $     -    $     -    $     -   $200,995
   Fixed rate: 1 to 4
    family residential
    first                       5,894      5,130     14,526      7,397      6,895      1,578          -     41,420
    construction and land      16,346      3,251          -                                           -     19,597
   Other residential and
    all nonresidential
    adjustable rate            57,706          -          -          -          -          -          -     57,706
Other residential and all
    nonresidential fixed
    rate                          444        391      1,176        724        546          -          -      3,281
   Other residential and
    all nonresidential fixed
    rate construction and land  1,988        723          -          -          -          -          -      2,711
   Adjustable rate second
    mortgage loans              1,172          -          -          -          -          -          -      1,172
   Nonmortgage loans'
    Nonmortgage consumer
    loans                      16,161        452      1,557        422          -          -          -     18,592
    Commercial                  1,642          -          -          -          -          -          -      1,642
   Mortgage-backed
    securities 2                3,724        927      2,781      1,339      1,231         21          -     10,023
   Investment securities 2     13,613      2,626      3,079      1,306          -          -          -     20,624

Total rate sensitive assets  $317,580    $15,605    $23,119    $11,188    $ 8,672    $ 1,599    $     0   $377,763
                             --------    -------    -------    -------    -------   --------   --------   --------

Interest-bearing
 liabilities:
 Fixed maturity deposits      120,919     40,648     22,713          -          -          -          -    184,280
 NOW, Super NOW and other
   transaction accounts        32,624          -          -          -          -          -          -     32,624
 Money market deposit
  accounts                     25,686          -          -          -          -          -          -     25,686
 Passbook accounts             35,589          -          -          -          -          -          -     35,589
 Noninterest-bearing
  deposits                      5,730          -          -          -          -          -          -      5,730
 FHLB and other borrowings     46,470     16,330      2,100      1,251      2,461        757          -     69,369

Total rate sensitive
 liabilities                 $267,018    $56,978    $24,813    $ 1,251    $ 2,461    $   757    $     0   $353,278
                             --------    -------    -------    -------    -------   --------   --------   --------

Cumulative interest
 sensitivity Gap             $ 50,562    $ 9,189    $ 7,495    $17,432    $23,643    $24,485    $24,485   $ 24,485

Ratio of
 interest-rate-sensitive
 assets to
 interest-rate-sensitive
  liabilities                  118.94%     27.39%     93.17%    894.32%    352.38%         -          -          -

Ratio of cumulative gap to
 total assets                   12.93%      2.35%      1.92%      4.46%      6.05%      6.26%      6.26%         -

l Does not include reductions for loan loss allowances and unearned fees.
2 Does not include adjustments for unrealized gain or losses under FAS 115.


          This table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest yield because the repricing of various categories of assets and liabilities is discretionary is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period and may in fact reprice at different times and at different rate levels.


          Because the Gap analysis fails to provide an adequate measure of the interest rate sensitivity of assets and liabilities repricing, during recent years the Bank has relied upon a market value approach to manage the relationship between interest rates and the effect on the Bank's Net Portfolio Value (NPV). Under a methodology similar to that incorporated by the OTS to arrive at the additional capital the Bank must hold as the interest rate risk component of risk-based capital, the Bank calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities as well as cash flows from off-balance sheet contracts. Management of the Bank's assets and liabilities is done in the context of the marketplace, but also within limits established by the Board of Directors on the amount of change in NPV which is acceptable given interest rate changes.

          Presented below, as of June 30, 1995, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point (100 basis points equals 1%) increments up and down 400 basis points and compared to policy limits set by the Board of Directors and in accordance with OTS regulations. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's capital position.

          In the above table the first column on the left presents the basis point increments of yield curve shifts. The second column presents the board policy limits of each 100 basis point increment for the Bank's percent change in NPV. For example, the Board's policy limit for a 100 basis point upward shift in the yield curve indicates that NPV should not decrease by more than 15%. The remaining columns present the Bank's actual position in dollar change and percent change in NPV at each basis point increment at the date indicated.

          Based on the June 30, 1995 interest rate risk exposure report, the Bank's required deduction from total risk-based capital available would have been $211 thousand. If the Bank would have been subject to the IRR capital component at June 30, 1995, as described previously, the Bank's total risk-based capital ratio would have declined from 14.56% to 14.48%.

          As with any method of measuring interest rate risk, certain short comings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or period to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

          The ability to reprice assets to the same level as liabilities is especially relevant to the Bank because of the volume of adjustable rate products that are tied to the 11th District COFI. Because this is a lagging index and does not rise as rapidly as current indices such as those based on U.
S. Treasury rates, the Bank's net interest income is vulnerable over a time frame that allows the COFI to move up to current interest rate ranges. For example, while other rates, such as the yield on a one year treasury, increased from 3.61% at January 1, 1993 to 7.17% at December 31, 1994 an increase of 356 basis points, the COFI increased much more slowly from 3.82% at January 1,1993 to 4.37% at December 31, 1994. Adding further to this issue of level of repricing, has been the Bank's reliance on short-term advances and reverse repurchase agreements from the FHLB of San Francisco. As of June 30, 1995, the Bank held $61.4 million in fixed rate FHLB advances and reverse repurchase agreements which are scheduled to mature in one year or less. Because all fixed rate FHLB advances are tied to current treasury rates this source of funding has and will continue to reprice more quickly than the COFI. Despite the level of repricing mismatch that the Bank will experience over the next year, the Bank's decision to hold in portfolio a significant volume of adjustable rate loans will help protect the Bank from rising interest )rates over the longer term.


          During the period of October 1, 1993 through March 31, 1995, a period of substantial rise in interest rates in which we witnessed seven increases by the Federal Reserve Bank, raising the Federal Funds rate from 3% to 6%, the Banks's net interest rate spread declined from 4.22% to 2.88%. It has become evident that COFI indexed assets alone have not and will not provide an adequate level of protection to the Bank's net interest margin during these periods of rapidly increasing interest rates. The reality of an extremely volatile interest rate environment has caused the Bank to re-evaluate its strategies aimed at controlling interest rate risk. Under this new phase of interest rate risk management the Bank will focus on another restructuring of the balance sheet to diversify indexes upon which assets will reprice to achieve a portfolio of assets which in aggregate will more closely correlate to the rate sensitivity of the liabilities funding those assets. The Bank has, on an incremental basis, been carrying out such strategies aimed at limiting exposure to rising rates over the shorter term. As a result, the Bank has on its books as of June 30, 1995, approximately $17.6 million of assets which reprice to "current" indices such as prime and the one-year treasury rate. Further, the Bank has over the years been attempting to build a portfolio of more rate sensitive COFI based products such as those that adjust on monthly, rather than semiannual basis. As a result of this strategy the Bank held in portfolio approximately $18 million of such loans and investments. Finally, the Bank has followed a strategy of enhancing the profitability of the Bank's originated COFI products by systematically increasing the margins, life-time caps and initial discount rates on such products.


     Change in                  At June 30, 1995
   Interest Rate  Board Limit   -----------------
  (Basis Points)    % Change        $ Change        % Change
- ----------------  ------------  -----------------   ---------
     +400                 -75%          $(21,081)       (52)%
     +300                 -55            (14,350)       (36)
     +200                 -35             (8,373)       (21)
     +100                 -15             (3,585)        (9)
        0
     -100                  -5              2,901          7
     -200                 -10              5,510         14
     -300                 -15              8,503         21
     -400                 -20             12,267         30


                             RESULTS OF OPERATIONS

Net Interest Income

          The earnings of Northbay Savings Bank depend primarily upon the level of net interest income generated from the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material difference in the information presented. For purposes of this analysis, nonaccrual loans have been included in the average loan balance of interest-earning assets. The lack of interest income generated from these assets is reflected in a lower interest income which translates to a lower average yield earned on the related assets.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

                                                                          Year Ended June 30
                                                                          --------------------
                                                   1995                          1994                          1993
                                                 --------                      --------                      --------
                                                           Average                       Average                       Average
                                       Average              Yield/   Average              Yield/   Average              Yield/
                                       Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                                       --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                        (Dollars In Thousands)
Interest-earning assets:
 Loan portfolio                        $342,815   $24,366     7.11%  $292,610   $21,775     7.44%  $262,101   $22,874     8.73%
 Investment securities                   14,478       837     5.78%     9,066       426     4.69%     7,357       386     5.25%
 Overnight federal funds                    287        17     5.82%       812        27     3.34%     1,271        51     4.01%
 FHLB of San Francisco stock              3,674       180     4.91%     2,138        91     4.28%     1,911        26     1.37%
 Mortgage-backed securities               8,485       593     6.99%     5,917       388     6.55%     8,413       615     7.31%
 Short-term investments and
   other interest-earning assets          3,103       161     5.20%     3,761       207     5.50%     5,172       303     5.86%
                                       --------   -------            --------   -------            --------   -------

Total interest-earning assets          $372,842   $26,154     7.01%  $314,304   $22,914     7.29%  $286,225   $24,255     8.47%
                                       --------   -------            --------   -------            --------   -------

Noninterest-earning assets               15,043                        14,080                        14,061
                                       --------                      --------                      --------

 Total assets                          $387,885                      $328,384                      $300,286
                                       ========                      ========                      ========

Interest-bearing liabilities:
 Deposits                               277,011    10,356     3.74%  $263,281     8,183     3.11%  $250,843     9,061     3.61%
 Borrowings                              72,998     4,107     5.63%    29,450     1,042     3.54%    16,028       554     3.46%
                                       --------   -------            --------   -------            --------   -------

 Total interest-bearing liabilities    $350,009   $14,463     4.13%  $292,731   $ 9,225     3.15%  $266,871   $ 9,615     3.60%
                                       --------   -------            --------   -------            --------   -------

Noninterest-bearing liabilities           3,667                         2,701                         3,439
                                       --------                      --------                      --------

 Total liabilities                      353,676                       295,432                       270,310
Stockholders' equity                     34,078                        32,952                        29,976
                                       --------                      --------                      --------

Total liabilities and
 Stockholders' equity                  $387,754                      $328,384                      $300,286
                                       ========                      ========                      ========

Net interest income                               $11,691                       $13,689                       $14,640
                                                  =======                       =======                       ========

Interest rate spread                                          2.88%                         4.14%                         4.87%
                                                            ======                        ======                        ======

Net yield on
 interest-earning assets                                      3.14%                         4.36%                         5.11%
                                                            ======                        ======                        ======

Ratio of average interest-earning
 assets to average interest-bearing
 liabilities                                                106.52%                       107.37%                       107.25%
                                                            ======                        =======                       ======


Rate/Volume Analysis

          The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest- bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate-volume (changes in rate multiplied by the change in volume).




                                                            Year Ended June 30
                                              1994 vs 1995                           1993 vs 1994
                                       Increase (Decrease) Due to             Increase (Decrease) Due to
                                      ----------------------------           -----------------------------
                                                           Rate/                                    Rate/
                                       Volume     Rate      Vol.     Total    Volume      Rate      Vol.     Total
                                      --------  --------  --------  -------  ---------  ---------  -------  -------
Interest income:                                            (In Thousands)
Loan portfolio                          $3,736     (977)     (168)   2,591     $2,662     (3,369)    (392)  (1,099)
Mortgage-backed securities                 168       26        11      205       (182)       (64)      19     (227)
Investments                                224      118        59      401         27         12        l       40
 Other interest-earning assets              44       (1)        -       43        (30)       (27)       -      (55)
                                        ------   ------    ------   ------     ------     ------    -----   ------
Total interest-earning assets           $4,172     (834)      (98)   3,240     $2,477     (3,448)    (370)  (1,341)
                                        ======   ======    ======   ======     ======     ======    =====   ======

Interest expense:
Deposits                                $  427    1,659        87    2,173     $  449     (1,264)     (62)    (877)
Borrowings and FHLB advances             1,540      615       910    3,065        464         13       10      487
Total interest-bearing liabilities      $1,967    2,274       997    5,238     $  913     (1,251)     (52)    (390)
                                        ------   ------    ------   ------     ------     ------    -----   ------
Net interest income                     $2,205   (3,108)   (1,095)  (1,998)    $1,564     (2,197)    (318)    (951)
                                        ======   ======    ======   ======     ======     ======    =====   ======


Comparison of Year Ended June 30, 1995
to the Year Ended June 30, 1994

          General. For the year ended June 30,1995, the Bank had net income of $1.9 million which represented a .50% return on average assets and a 5.6% return on average equity. For the year ended June 30, 1994, the Bank had net income of $3.3 million which represented a 1.00% return on average assets or a 9.95% return on average equity. The following table is a summary of unaudited selected quarterly results of operations for the years ended June 30, 1995 and 1994:

                                                                             Cumulative
                                                                              Effect of
                                                                             Adopting a
                                                                              Change in
                                                                             Accounting
                   Gross Interest   Net Interest  Provision For    Income     Principle     Net    Earnings
                       Income          Income       Loan Loss    Before Tax   (Note 1)    Income   Per Share
                   ---------------  ------------  -------------  ----------  -----------  -------  ---------

1995:               (In Thousands)
 First quarter            $ 6,323        $ 3,394           $127      $1,159        $  -    $  712      $ .25
 Second quarter             6,454          3,055             95       1,001           -       622        .21
 Third quarter              6,458          2,562             60         464           -       309        .11
 Fourth quarter             6,920          2,680            130         435           -       289        .10
                          -------        -------           ----      ------        ----    ------      -----

                          $26,155        $11,691           $412      $3,059        $  0    $1,932      $ .67
                          =======        =======           ====      ======        ====    ======      =====

1994:
 First quarter            $ 5,759        $ 3,450           $153      $1,507        $220    $1,085      $ .37
 Second quarter             5,747          3,424            202       1,391           -       864        .30
 Third quarter              5,593          3,354            200       1,016           -       624        .21
 Fourth quarter             5,815          3,461            170       1,211           -       705        .24
                          -------        -------           ----      ------        ----    ------      -----

                          $22,914        $13,689           $725      $5,125        $220    $3,278      $1.12
                          =======        =======           ====      ======        ====    ======      =====


          Severe volatility in interest rates was the key factor to the Bank's decline in profitability. During the first six months of the year ended June 30,1995, the Bank continued to witness a flattening of the yield curve (the differential between short-term rates and longer-term rates narrowed as a result of further increases in the short-term rates without corresponding increases in longer-term rates). While the offering rate on the 30-year fixed rate loans increased from 7.2% at December 31, 1993, to 9.125% at December 31,1994, an increase of 193 basis points, the rate on one year treasury notes increased from 3.68% at December 31, 1993, to 7.17% at December 31, 1994, an increase of 349 basis points. The Bank's inability to match the upward repricing, which occurred in its large volume of shorter-term retail deposits and Federal Home Loan Bank
(FHLB) advances with similar increases in its loan and investment portfolios, resulted in a reduced interest rate spread.

          During the next six month period ended June 30, 1995, inflationary pressures seemed to ease as a result of the previous interest rate increases, creating a significant downward shift in the entire yield curve. While the one-year treasury rate decreased from 7.17% at December 31, 1994 to 5.72% at June 30, 1995, the Bank's offering rate on the 30-year fixed rate loan decreased from 9.125% to 7.625% over the similar time frame. The net effect of this near 150 basis point parallel decline in the yield curve over this six month period was a stabilization and finally gradual improvement in the Bank's net interest rate spread. The resulting net interest rate spread decreased from 4.14% for the year ended June 30, 1994, to 2.88% for the year ended June 30, 1995.

The Bank's rather slow growth of retail deposits is a function of two factors. First, the Bank continued its policy of conservative pricing on savings rates. The strategy aimed at achieving a flow of funds from the most efficient source of retail savings funds versus wholesale funds in the form of Advances and Reverse Repurchase Agreements from the FHLB of San Francisco. The result of such a strategy has been to maintain an overall cost of funds considerably below the 11th District Cost of Funds thus enhancing the net interest rate spread. The moderate growth in retail deposits as well as the net growth of $24.5 million in the loan and investment portfolios for the year ended June 30, 1995, was supported by increases in FHLB of San Francisco advances and reverse repurchase agreements of approximately $20.1 million.

          The last quarter ended June 30, 1994, and the remainder of the fiscal year ended June 30, 1995, marked a reversal of a generally declining interest rate environment in which the volume of loans being refinanced to lower paying fixed rate loans was tremendous. Principal payments received on longer term loans, which consist primarily of loans being refinanced, decreased from approximately $107 million in 1994 to approximately $82 million in 1995. This volume of refinancing had contributed to the Bank's yield on interest earning assets through the recognition of net deferred loan origination fees. These loan origination fees are normally deferred at the time of origination and amortized as a yield adjustment over the life of the associated loans. Loan fees recognized into income as a yield adjustment remained in a relatively high range between the years of heavy refinance from 1992 through 1994. Deferred fees of approximately $1.46 million were recorded during the year ended June 30, 1994, compared to $1.17 million for the year ended June 30, 1995, a year that was absent of a significant volume of loans being refinanced.

          The reduction in fees as a result of declining refinance activity is masked somewhat by the increased volumes of discount adjustable rate loans originated late in fiscal year 1994 and early in 1995. When adjustable rate loans are booked at a discount the Bank follows a policy of recognizing loan fees is a level yield based upon the fully indexed note rate. Under this methodology deferred fees on such discounted loans are usually recognized into income over a period of a few months rather than the life of the loan. As the Bank's volume of new origination discounted ARM loans slowed the yield adjustment from this source quickly disappeared. The Bank estimates that approximately $285 thousand of such loan fees were recognized during the first six months of the fiscal year ended June 30, 1995.

          Despite the decline in the Bank's net interest margin for the fiscal year ended June 30,1995, to 2.88% from 4.14% for 1994, after experiencing seven consecutive quarters of decline in its net interest margin, that decline stabilized during the third quarter of 1995 and the margin widened during the fourth quarter of fiscal 1995. There were a number of factors contributing to the decline in the net interest spread during the fiscal year ended 1995 and a number of reasons why management believes the current trend of a widening spread will continue into 1996. First, exacerbating the lagging nature of the COFI index was the fact that the Bank was quite aggressive in its pricing of the COFI ARM product, offering discounted start rates of up to 200 basis points below the fully indexed rate. Deep discounted loans with a six month reset period and a 1% six month rate cap created an asset that continues to fall behind current market rates in a rapidly rising interest rate environment. From January 1, 1994 through September 30,1994 the Bank originated approximately $80 million in loans at a discounted rate with a weighted average estimated at 4.5%. As of June 30, 1995 this pool of discounted COFI ARMS had a weighted average rate of approximately 5.90%, fully indexed these loans would be yielding approximately 7.70%. Should rates remain completely static from this point forward over the next twelve month period this portfolio of discounted loans would still reprice upward by approximately 180 basis points based upon the COFI index of 5.14% at June 30, 1995.

          Although the discounted ARMS negatively affected the Bank's interest rate spread, the Bank was successful in achieving three of its strategic goals in generating this volume of discounted ARMS. First, the Bank was successful in further leveraging its capital, reducing equity as a percentage of assets from 9.24% at June 30,1994 to 8.82% at June 30,1995. Equity, while still far in excess of regulatory requirements, has now been put to work generating a greater volume of interest earning assets which are now beginning to achieve positive returns for the Bank. Second, the Bank was successful in leveraging its operations. The Bank was able to decrease operating expenses as a percentage of average assets for the year ended June 30, 1995 to 2.36% from 2.78% in 1994. The Bank achieved this leverage in operating expense by growth in terms of assets of approximately 7% while holding down growth in operating expenses at less than 1%. Third and finally, the Bank took advantage of an opportunity to meet a consumer demand for adjustable rate mortgage financing while at the same time adding a high quality interest earning asset that met the requirements of the Bank as a portfolio lender. The structure of the Bank's loan portfolio remains heavily weighted with adjustable rate loans. At June 30, 1995, the Bank held in portfolio approximately $283 million or 82% of the total portfolio in adjustable rate loans. Despite the fact that the majority of such adjustable rate loans adjust in six month intervals and are indexed to the FHLB 11th District COFI, an index which lags more current indices, these loans will continue to gradually reprice upward even after other indices remain static. While the one year treasury rate declined from 7.17% at December 31,1994 to 5.72% at June 30, 1995, the COFI has continued to increase during this same period of time from 4.37% to 5.14%.

          Interest Income. Net interest income before provision for loan losses was approximately $11.7 million for the year ended June 30,1995, a decrease of $2 million or 14.6%, from $13.7 million recorded in 1994. The decline in net interest income can be attributed in large part to a year of volatile shifts in the direction of interest rates. First, during a period of generally rapidly rising interest rates, the Bank was unable to match the upward repricing of its short-term liabilities with similar increases in its loan and investment portfolios. This inability to reprice assets to the degree of liabilities relates to two specific characteristics of the adjustable rate loan portfolios. First, as has already been documented, interest rate increases were inhibited due to the lagging nature of the COFI to which the majority of the Bank's assets are tied. Second, the small increases that were taking place in the ARM portfolio were inhibited by both six-month adjustment periods, and periodic caps of 1%. With a 1% periodic cap, assuming COFI matched treasury increases (which it did not), while the one-year treasury note increased 350 basis points over a one year period, the Bank's ARM portfolio inhibited by the periodic rate caps would have increased by only 200 basis points or less than 60% of the current market rate change.

          The result of the rising interest rate environment and the inability of the Bank's assets to reprice in concert with other "current" market rates was a decline in the net interest rate spread from 4.14% during the fiscal year ended June 30, 1994 to 2.88% for the fiscal year ended June 30, 1995. The average rate on interest bearing liabilities for the year ended June 30, 1995 increased almost 100 basis points from 3.15% to 4.13% for the year ended June 30, 1995, while the average yield on interest-earning assets declined from 7.29% in 1994 to 7.01% in 1995. The increase in total interest income for the year ended June 30, 1995 of approximately $3.2 million, can be attributed to the large volumes of discounted adjustable rate single family loans originated in late fiscal 1993 and early fiscal 1994. The increase in the average volume of the loan portfolio of $50 million over 1994 was at substantially reduced rates which failed to keep pace with the rising market interest rates paid on liabilities to support those assets. While total interest income increased by $3.2 million total, the corresponding increase in interest expense generated from liabilities to support these assets increased by $5.2 million.

          Although the Bank's overall cost of interest bearing liabilities increased at a much greater rate than the interest earning assets, the Bank's cost of retail deposits as anticipated did in fact move in concert with the 11th District COFI. While the 11th District COFI increased from 3.73% at June 30, 1994 to 5.14% at June 30, 1995, an increase of 141 basis points, the Bank's cost of retail deposits increased from 3.10% to 4.40% or 130 basis points during this same period of time. However there was a definite cost associated with the ability to maintain a low cost of retail savings funds. The cost of maintaining a low cost retail deposit base was realized in the form of higher interest expense and greater exposure to rising interest rates that resulted by supplementing lack of growth in retail savings with short-term borrowings which repriced with current treasury rates. The average volume of borrowed funds which consisted of advances and reverse repurchase agreements with the FHLB of San Francisco increased from $29.5 million with a weighted average rate of 3.54% during the year ended June 30, 1994. to an average volume of $73 million with a weighted average rate of 5.63% during the similar year ended June 30, 1995.

          Provision for Losses on Loans. During the year ended June 30,1995, the Bank recognized $412 thousand in provision for possible loan losses, compared with $725 thousand in 1994. The decrease in provision for loan loss reserves can be attributed to two factors which positively impacted the assessment of the Bank's credit risk on its loan portfolio. First, the Bank experienced a significant decline in nonperforming assets from approximately $4.5 million or 1.23% of total assets at June 30, 1994, to $2.9 million or .74% of total assets as of June 30,1995. Second, the Bank experienced a decline in the portfolio of more risk-oriented construction, commercial, and concentration of loans to a single borrower. For example, total gross construction, land and commercial real estate loans declined from $103.3 million at June 30, 1994 to $74.8 million at June 30, 1995, a decline of $28.5 million or 28%. The charge-offs of $266 thousand during the fiscal year ended June 30,1995 are reflective of the Bank's policy of analyzing all troubled assets and recording a write down to the value of those assets to the estimated fair value at the time the Bank becomes aware of any deterioration in the value. The Bank adheres to a stringent internal modeling policy that dictates the level of general valuation allowances. Among several of the portfolio criteria that are evaluated are, concentration of risk weighted portfolio assets, concentration of credit to a single borrower, and level of adversely internally classified assets. The provision of $412 thousand for the year ended June 30, 1995 is reflective of a decline in concentration of risk weighted assets, and concentration to a single borrower. Virtually all of the growth within the Bank's loan portfolio during the year ended June 30, 1995, was in the less risk oriented category of mortgage loans secured by the borrowers' primary residence.

          Management believes that the current level of loan loss reserves, which stands at $2.2 million or .64% of the total loan portfolio, provides the Bank with a pool of reserves to adequately reflect the unforeseen credit losses within the portfolio. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgement or information available to them at the time of their examination.

          Noninterest income. Despite a decline in noninterest income of $337 thousand or 26%, from $1.29 million for the year ended June 30, 1994 to $949 thousand for the same period in 1995, the decline is concentrated in the categories of nonrecurring income such as gains or loss on the sales of loans, investment securities, and association premises. Due to a year of generally rising interest rates and the corresponding lack of consumer demand for fixed rate mortgage financing, the Bank's ability to generate and sell such long-term fixed rate loans in the secondary market has been eliminated. As a result, the Bank completed no sales of such loans or mortgage-backed securities in the secondary markets during the year ended June 30, 1995, compared to sales of approximately $25 million and corresponding gains of $161 thousand in 1994. The decline of $251 thousand in gains on sales of investment securities relates primarily to the sale of stock of the Federal Home Loan Mortgage Corporation (FHLMC). The Bank sold 9,000 shares of FHLMC, recognizing gains of $403 thousand during the year ended June 30, 1994, compared to the sale of the final block of stock being held by the Bank of 3,000 shares in 1995, upon which the Bank recognized a gain of $116 thousand. Finally, during the fiscal year ended June 30, 1995, the Bank recorded a loss of $51 thousand on the disposal of a property located in downtown Santa Rosa which the Bank had acquired previously with the intention of constructing a Bank Branch thereon.

          Conversely, noninterest income from recurring core business operations under the categories of service charges and "other" income increased in aggregate from $924 thousand in 1994 to $1.02 million for 1995, an increase of $98 thousand or 10.6%. A decline in service fees associated with loan servicing of $36 thousand as a result of less problem loans was more than offset by an increase of $63 thousand in fees relating to deposit account services. The increase in service fees on retail savings represents the initial results of an increased pricing policy implemented late in fiscal 1995 to more accurately reflect the cost of services provided. An increase of $71 thousand in the category of "other" income represents increased fees from a third party vendor in compensation for sale of official check products. This category was further enhanced by rental income generated from the rent of foreclosure properties which the Bank owns. The final significant enhancement to this line item is the increased volume of sales of alternative investment products. Through its contractual agreement with Primevest Financial Services, an independent broker-dealer the Bank offers full-service brokerage capabilities at each of its branch offices.

          Adding positively to noninterest income, is the decline in the write down of deferred servicing premiums of $27 thousand for the fiscal year ended June 30, 1995 compared to 1994. This write down decreased from $31 thousand for the year ended June 30, 1994 to $4 thousand for the year ended June 30, 1995. When loans are sold and the right to service those loans is retained, the gain or loss recognized is based upon the net present value of expected cash flows to be received resulting from the difference between the contractual interest rates received from the borrower and the rates paid to the buyer. The related deferred charge (deferred premium on loans sold) is amortized to operations over the estimated remaining life of the loan as a yield adjustment. The decline in the write down of this asset in 1995 can be attributed to the fact that more severe write downs had been taken in the previous periods when interest rates were declining and the underlying loans were prepaying at a more rapid rate. In the current market of rising interest rates, the assumption as to the estimated life of the loans sold is adjusted, on a quarterly basis, to reflect the most recent market expectation of the life and value of the expected cash flows to be received from this asset. At June 30, 1995, the remaining value of the asset is only $51 thousand.

          The Bank recognized net losses of $134 thousand for the year ended June 30, 1995 compared to a net loss of $137 thousand for the year ended June 30, 1994, on the resolution of properties acquired through foreclosure. During the year ended June 30, 1995, the Bank completed the disposal of five properties acquired as a result of foreclosure on which losses upon liquidation totaled $61 thousand. The Bank additionally recorded permanent valuation write downs on five properties being held to reflect the fair market value of those properties in a market in which real estate sales remain slow.

          Noninterest Expense. The Bank's attention to the control of operating expenses is evident in the nominal increase in noninterest expense of $46 thousand or .5% over the similar year ended June 30, 1994. Compensation and employee benefits, the largest component of non- interest expense, increased to $4.30 million for the year ended June 30, 1995 from $4.28 million for the comparable year ended June 30, 1994, an increase of .5%. Contributing to the control of compensation and benefits has been the elimination of officer bonus incentives which are based upon the Bank's ability to achieve various levels of operating results, as well as reductions in the loan origination area as a result of reduced loan origination volumes.

          The increase in data processing expense from $546 thousand for the year ended June 30, 1994 to $591 thousand for the similar year ended June 30, 1995, can be attributed to an increase volume of data being processed as well as scheduled increases in the cost of data services provided by an independent service bureau.

          The decrease in advertising and supplies of $103 thousand or 25% can be attributed equally to cutbacks in stationary, printing and supplies, and advertising expense. These declines are reflective of the Bank's efforts throughout the year to be more selective in targeting its advertising efforts.

          Other operating expense which includes such expenditures as other insurance premiums, legal, accounting, telephone, postage, and miscellaneous loan origination expense, increased from $1.66 million for the year ended June 30, 1993 to $1.68 million for the similar year ended June 30, 1995. Declines in other operating expenses spread over a broad range of expenditures as including telephone, postage, employee expenses were more than offset by increased consultant and legal expenses relating to strategic planning and new regulatory issues.

          Income Taxes. On February 10, 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 109, entitled Accounting for Income Taxes. This statement which supersedes SFAS 96 and changed the criteria for recognition and measurement of deferred tax assets and various other requirements of SFAS 96 and reduces its complexity. Under SFAS 109 deferred tax liabilities are recognized on all taxable temporary differences, and deferred tax assets are recognized on all deductible temporary differences, operating loss and tax credit carry-forwards. Valuation allowances are recognized to reduce deferred tax assets if it is determined to be "more likely than not" that all or some portion of the potential deferred tax assets will not be realized. Other significant changes made by SFAS 109 include: (1) the comprehensive scheduling of temporary differences required by SFAS 96 will not be required; (2) a deferred tax asset may be recognized for the financial statement general valuation allowance for loans and real estate owned, while a deferred tax liability must be recognized for the portion of the tax bad debt reserve exceeding the "base year" reserves; (3) tax-planning strategies must be prudent and feasible, and; (4) tax benefits recognized as a result of all tax planning strategies should be net of any expense or losses.

          The cumulative effect to July 1, 1993 of adopting SFAS 109, which resulted in a cumulative tax benefit of $220 thousand to the Company, has been shown as a separate item in the accompanying statement of operations for the year ended June 30, 1994. The adoption of this accounting method did not have a material impact on income tax expense and net income before the cumulative effect of adopting SFAS 109 for 1994 over the amount that would have been recorded under SFAS 96.

          The Bank provided $1.13 million for income taxes for the year ended June 30, 1995, compared to $2.07 million for the year ended June 30, 1994. The effective tax rate decreased to 36.8% in 1995, from 40.3% in 1994. The decreased effective tax rate in 1995 can be attributed primarily to an increased tax benefits derived from investments in low income housing tax credits in relation to a smaller pre-taxable income base.


Comparison of Year Ended June 30, 1994
to the Year Ended June 30, 1993

          General. For the year ended June 30, 1994, the Bank had net income of $3.3 million which represented a 1.00% return on average assets and a 9.95% return on average equity. For the year ended June 30, 1993, the Bank had net income of $3.7 million which represented a 1.24% return on average assets or a 12.46% return on average equity.

          Severe volatility in the direction of interest rates was the key factor to the Bank's decline in profitability. During the first six months of the year ended June 30, 1994, the Bank witnessed a flattening of the yield curve (the differential between short-term rates and longer- term rates narrowed as a result of further declines in the long-term rates without corresponding declines in shorter-term rates). While the interest rate on the 30-year fixed rate loans declined from 8.10% at December 31, 1992 to 7.2% at December 31, 1993, a decline of 90 basis points, the weighted average rate earned on overnight Federal funds sold actually increased marginally from 2.42% for the month ended December 31, 1992 to 2.53% for the month ended December 31, 1993. The Bank's inability to match the downward repricing which occurred in its loan and investment portfolios with a similar downward repricing on its large volume of shorter-term retail deposits resulted in a reduced interest rate spread.

          During the next six-month period ended June 30, 1994, inflationary fears created a strong upward shift in the entire yield curve. While the two-year treasury rate increased from 4% in January 1994 to approximately 6% by June 30, 1994, the Bank's interest rate on the 30-year fixed rate loan increased from 7.2% to 8.75% over the similar time frame. The net effect of this near 200 basis point parallel rise in the yield curve over that six-month period was a further decline in the net interest margin due to the Bank's inability to match the upward repricing of liabilities with assets. The resulting net interest rate spread decreased from 4.87% for the year ended June 30, 1993 to 4.14% for the year ended June 30, 1994. It is noteworthy that in 1994, a year of generally low interest rates in which the thrift and banking industry in general had been shrinking in terms of volume of retail deposits, the Bank was successful in increasing its retail savings deposit base by approximately $21.8 million or 8.5% over the deposit base at June 30, 1993. Further, in an effort to enhance the retail branch network, and continue to provide quality banking services and affordable home financing within its market area, the Bank opened a new full-service branch office in downtown Santa Rosa. The Bank believed the benefits of expanding the branch network in the Santa Rosa market outweighed the costs of opening a new branch on a de novo basis.

          The Bank continued to follow a strategy of protecting its interest margins as opposed to pursuing growth with higher rate paying retail deposits. This strategy had contributed to the Bank's ability to maintain a low cost of funds. The moderate growth in retail deposits as well as the net growth of $47 million in the net loan portfolio for the year ended June 30, 1994, was supported by increases in FHLB of San Francisco advances of approximately $28.5 million.

          During the first nine months of the fiscal year ended June 30,1994, the Bank continued to experience a tremendous volume of loans being refinanced. This trend was a continuation of the previous two years of generally declining interest rates. This volume of refinancing had contributed to the Bank's yield on interest-earning assets through the recognition of net deferred loan origination fees. Principal payments received on longer-term loans which consist primarily of loans being refinanced remained at a very high level increasing from $103 million in 1993, to $107 million in 1994. With the upward movement in interest rates experienced near the end of the quarter ended March 31, 1994, we began to see a significant decline in the volume of loans being refinanced.

          The Bank's net interest margin for the fiscal year ended June 30, 1994 had declined to 4.14% from 4.87% for 1993. The pressure on interest margins was coming from two sources. First, the Bank had previously repriced down its short-term retail deposits and had no latitude for further downward adjustments even though longer-term rates continued down. Second, the Bank continued to experience refinancing of its higher rate fixed rate loans as well as downward adjustments on its adjustable rate portfolio.

          The Bank made significant progress towards achieving goals of leveraging both capital and operations. Despite the addition of a new full-service retail savings branch office, a facility to consolidate and house loan administration and origination functions, and a full fiscal year's operation in a new administration facility, the Bank was able to decrease operating expenses as a percentage of average assets for the year ended June 30, 1994 to 2.78% from 2.88% in 1993. The Bank was successful in leveraging operating expenses by growth in terms of assets by 17% while only expanding operating expenses by 5.4%. Similarly, the Bank was successful in leveraging capital through growth of financial assets and liabilities at a positive spread, earning incremental revenues for the shareholders. Equity, while in excess of regulatory requirements was reduced as a percentage of assets at June 30, 1994, to 9.24%, compared to 10.03% at June 30, 1993.

          During yet another period of slow economic growth in which unemployment levels had remained high and consumer confidence low, the Bank resolved to increase its commitment to the community to help provide affordable housing. During the year ended June 30,1994, the Bank committed approximately $5 million in loans with favorable rates to finance low-income housing projects in its market area.

          Interest Income. Net interest income before provision for loan losses was approximately $13.7 million for the year ended June 30 1994, a decrease of $950 thousand or 6.5%, from $14.6 million recorded in 1993. The decline in net interest income was attributed in large part to a year of volatile shifts in the direction of interest rates. During this period of generally declining interest rates and a period of historically low interest rates, the Bank was unable to price downward short-term liabilities to match the further declines in the rates earned on longer-term interest-earning assets. The average rate on interest-bearing liabilities for the year ended June 30, 1994 declined to 3.15% from 3.60% for the year ended June 30, 1993, while the average yield on interest-earning assets due to refinancing and downward adjustments on adjustable rate products declined more rapidly from 8.47% in 1993 to 7.29% in 1994. Further exacerbating the decline in yield on interest-earning assets was the volume of lower rate adjustable rate loans originated in the quarter ended June 30,1994. With the increase in interest rates late in the quarter ended March 31, 1994, there was an abrupt change in consumer demand from fixed rate loans to lower rate adjustable loans indexed to the 11th District COFI. The Bank added approximately $36 million in such adjustable rate loans with a weighted average yield of approximately 6.20%. Total interest income for the year ended June 30, 1994 had declined by approximately $1. 3 million or 5.5% to $22.9 million. The increase of $28.1 million, or 9.8%, in the average balance of interest-earning assets for the year ended June 30,1994, as compared to the year ended June 30, 1993, was offset somewhat by the decline in yield of 118 basis points to 7.29%.

          The significant decrease in interest expense on retail savings of $878 thousand due to the decline in yield of 50 basis points below the similar yield in 1993, was offset in large part by the Bank's use of FHLB advances to fund loan growth. The average balance of other borrowing, which consisted mainly of FHLB advances, grew from $16 million during the year ended June 30, 1993 to $29.5 million for the similar year ended June 30, 1994. Due to the fact that most of those short-term borrowings are indexed to current treasury yields, when rates shifted upward, a source of funding repriced fully to current market conditions. While the yield on retail savings had declined by 50 basis points for the year ended June 30, 1994 the average yield on other borrowing increased by 8 basis points.

          Provision for Losses on Loans. During the year ended June 30,1994, the Bank recognized $725 thousand in provision for possible loan losses, compared with

$722 thousand in 1993. The similar provision for loan loss reserves represented the Bank's calculation of the credit risk of the loan portfolio as well as charge-offs of approximately $475 thousand in specific problem assets. The provision of $725 thousand as well as charge-offs of $475 thousand during the fiscal year ended June 30 1994, were representative of a real estate market which had remained somewhat soft during the first nine months of the fiscal year ended June 30 1994. The local real estate market seemed to have bottomed out in 1993 and was reflected in the ratio of nonperforming assets to total assets of 1.71% at March 31,1994. In the quarter ended June 30, 1994, the Bank made significant progress in reducing the volume of troubled assets and the ratio of nonperforming assets to total assets declined to 1.23%. The charge-offs of $475 thousand during the fiscal year ended June 30, 1994 was reflective of the Bank's policy of analyzing all troubled assets and recording a write down to the value of those assets to the estimated fair value at the time the Bank becomes aware of any deterioration in the value. In establishing the level of reserves, several criteria are reviewed. Among the portfolio criteria that are evaluated are: concentration of risk-weighted portfolio assets, concentration of credit to a single borrower, and level of adversely internally classified assets. Despite an increase in troubled assets, the provision of $725 thousand for the year ended June 30 1994, was reflective of a decline in concentration of risk-weighted assets, and concentration to a single borrower. Virtually all of the growth within the Bank's loan portfolio during the year ended June 30, 1994 was in the less risk oriented category of mortgage loans secured by the borrower's primary residence.

          Management believes that the level of loan loss reserves, which stood at $2.1 million or .65% of the total loan portfolio, provided the Bank with a pool of reserves to adequately address the inherent credit losses within the portfolio. While management used available information to recognize losses on loans and real estate owned, additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their judgement of information available to them at the time of their examination.

          Noninterest income. Despite the relatively small change in noninterest income which had decreased by $49 thousand or just 3.7%, from $1.34 million for the year ended June 30, 1993 to $1.29 million for the same period in 1994, the sources of that noninterest income had changed significantly.

          First, the Bank had taken advantage of historically high valuations with the equity markets, electing to realize a gain in the price of its stock held for sale in the Federal Home Loan Mortgage Corporation (FHLMC). The Bank sold 8,000 shares of FHLMC stock, recognizing gains of $403 thousand. That gain was offset somewhat by a loss of $8 thousand recorded on the sale of a fixed income mutual fund held for sale and write downs to record various mutual funds held in the Bank's investment portfolio as held for sale and accounted for at fair market value of $33 thousand. That compared to a $77 thousand gain recorded on the sale of an intermediate term bond fund recognized during the year ended June 30, 1993.

          Second, the Bank's recognition of gains on the sale of loans and mortgage-backed securities had declined from $427 thousand for the year ended June 30,1993 to $161 thousand for the similar year ended June 30, 1994. Although the volume of loans sold during 1994 was down to $25 million from $34.6 million in 1993, the gains recognized from sales combined with recognition of deferred fees on those loans was consistent at $464 thousand in 1994 and $427 thousand in 1993. However, the gains of $464 thousand recorded in 1994 were offset by write downs of $303 thousand to record loans held for sale at the lower of cost or market value. The majority of this market valuation adjustment occurred during the quarter ended March 31, 1994. That adjustment was due to a dramatic increase in long-term interest rates which had caused some loans originated and held for sale at lower interest rates to decline in market value at March 31,1994. During the quarter ended June 30, 1994, the Bank had elected to reclassify all permanent loans held for sale, totaling $6 million, to be held for investment. At the same time the Bank altered its policy regarding the classification of current production of all mortgage loan products. The current and revised policy states that current production of all permanent mortgage loans will be held to maturity. The Bank may at some future period determine that the economic benefits of originating such loans for sale in the secondary markets will benefit shareholder value, therefore this policy remains subject to change. The Bank had taken this action for the following reasons: (1) having written down the value of those assets to the lower of cost or market at March 31, 1994, during a period of rapidly rising rates, the Bank believed there was a greater economic value in holding those loans to maturity rather than selling the assets at a substantial discount into a market that may be overreacting to inflationary threats; and (2) upon review of the Bank's concentration of assets and a favorable exposure to a long-term rising interest rate environment, the addition of those predominantly fixed rate loans provided an acceptable diversification to the volume of adjustable rate loans within the portfolio. Gains on sales of loans and mortgage-backed securities may not be available to the Bank as a source of revenue under the current policy.

          Third, a significant variation in noninterest income appeared in the write down of deferred servicing premiums. The write down decreased from $178 thousand for the year ended June 30, 1993 to $31 thousand for the year ended June 30, 1994, a decrease of $147 thousand. When loans are sold and the right to service those loans is retained, the gain or loss recognized is based upon the then difference between the contractual interest rates received from the borrower and the rates aid to the buyer. The related deferred charge (deferred premium on loans sold) is amortized to operations over the estimated remaining life of the loan as a yield adjustment. The decline in the write down of this asset in 1994 can be attributed to the fact when interest rates were declining more rapidly. In a market of rising interest rates the assumption as to the estimated life of the loans sold is adjusted on a quarterly basis to reflect the most recent market expectation of the life and value of the expected cash flows to be received from this asset. At June 30,1994 the remaining value of the asset was only $58 thousand.

          Fourth, the Bank recognized net losses of $137 thousand for the year ended June 30, 1994, compared to a net gain of $2 thousand for the year ended June 30, 1993, on the disposition of properties acquired through foreclosure. During the year ended June 30, 1994, the Bank completed the disposal of three properties acquired as a result of foreclosure. The majority of that loss was concentrated within one subdivision land loan which experienced the greatest effect of the declining value of land in a soft real estate environment.

          Fifth, and finally, the gain on sale of premises had dropped from $117 thousand for the year ended June 30,1993 to $0 during the similar year ended June 30,1994. As a result of the Bank's consolidation of administration functions into a newly leased facility in the year ended June 30,1993, the Bank elected to sell a facility previously utilized to house various administrative divisions. The sale of this facility resulted in a nonrecurring gain during the year ended June 30, 1993. Noninterest Expense. Noninterest expense had increased by approximately $470 thousand or 5.4%, to $9.1 million for the year ended June 30, 1994, compared to $8.7 million in 1993. Compensation and employee benefits, the largest component of noninterest expense, increased to $4.3 million for the year ended June 30, 1994 from $3.9 million for the comparable year ended June 30, 1993, an increase of 8.4%. The Bank had experienced a similar increase in occupancy related expenses, which increased by $92 thousand or 8.4% during the year ended June 30, 1994, compared with the similar period in 1993. The increases in compensation and other employee benefits as well as occupancy and depreciation, were due in part to the addition of the new retail savings branch in the city of Santa Rosa, California, added in February of 1994, a full year's operation of a new branch administration facility opened in December of 1992, and the opening of a new loan administration office in Santa Rosa, California, in September 1993. Further increases in compensation and other employee benefits were due to the additional staffing of experienced personnel to strengthen the Bank's loan divisions. Additional increases in depreciation which had increased from $376 thousand for the year ended June 30,1993 to $454 thousand for the similar year ended June 30, 1994, were attributed to the Bank's capital expenditures undertaken during the previous fiscal year to position the Bank for growth in future periods. Those capital expenditures included leasehold improvements on the newly acquired facilities as well as depreciation of furniture and fixture necessary to carry out operations in those facilities.

          The increase in data processing expense from $515 thousand for the year ended June 30, 1993 to $546 thousand for the similar year ended June 30, 1994, was attributed to an increased volume of data being processed as well as scheduled increases in the cost of data services provided by an independent service bureau. Other operating expense which includes such items as other insurance premiums, legal, accounting, telephone, postage, and miscellaneous loan origination expense, declined from $1.75 million for the year ended June 30, 1993 to $1.66 million for the similar year ended June 30, 1994. The decline in other operating expense was spread over a broad range of expenditures as indicated above and relates to some more favorable contracts negotiated with vendors as well as the orchestrated effort at cutting operating expense.

          Income Taxes. The Bank provided $2.07 million for income taxes for the year ended June 30, 1994, compared to $2.86 million for the year ended June 30,1993. The effective tax rate had decreased to 40.3% in 1994, from 43.3% in 1993. The decrease in 1994 was attributed in part to the tax benefits derived from investments in low income housing tax credits in relation to a smaller pretaxable income base. Further reductions in the provision for income tax was attributed to the implementation of SFAS 109, which allowed recognition of deferred tax assets for financial statement general valuation allowance.

          Liquidity and Capital Resources Under current OTS regulations, the Bank is required to maintain liquid assets at 5% or more of its net withdrawable deposits plus short-term borrowings. The Bank has at all times maintained liquidity levels in excess of that required by regulation. At June 30, 1995, the Bank's liquidity ratio was 6.41%. The principal sources of liquidity are deposit accounts, short-term borrowings, principal and interest payments on loans, proceeds from the sale of loans and mortgage-backed securities, and interest and dividends on investments. The Bank uses its capital resources principally to fund real estate and consumer loans, purchases of mortgage-backed and investment securities, repay maturing borrowings, fund maturing savings certificates and to provide for maintenance of its liquidity.

          Deposits were approximately $283.9 million at June 30, 1995, a net increase of approximately $7 million from 1994. The Bank's net (decrease) increase in deposits (including interest credited) for the years ended June 30, 1993, 1994 and 1995 was approximately, ($263) thousand, $9.9 million, and $7 million respectively. The liquidity ratio over the past two fiscal years has been maintained at a relatively low level, decreasing slightly from 6.85% at June 30, 1994 to 6.41% at June 30, 1995. Principal payments on loans and mortgage- backed securities decreased to $82.9 million for the year ended June 30, 1995 from $111 million for the year ended June 30, 1994, and $106 million for the year ended June 30, 1993.

          Net loans receivable increased to $343.9 million at June 30, 1995 from $324.7 million at June 30, 1994, and $277.7 million at June 30, 1993. The Bank originated $101.6 million in loans for the year ended June 30,1995, compared to $166.6 million in loans for the year ended June 30, 1994, and $160.7 million for the year ended June 30, 1993.

          As of June 30, 1995, the Bank had commitments to originate and purchase loans totaling approximately $29.9 million.

Impact of Inflation and Changing Prices

          The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the bank's assets and liabilities are critical to the maintenance of acceptable performance levels.



                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders Northbay Financial Corporation:

          We have audited the accompanying consolidated statements of financial condition of Northbay Financial Corporation (the "Company") and Subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995. These consolidated financial statements are the responsibility of the Company 's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northbay Financial Corporation and Subsidiary as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1995, in conformity with generally accepted accounting principles.

          As discussed in Notes 1 and 10 to the Consolidated Financial Statement, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1994.



/s/KPMG Peat Marwick LLP
San Francisco, California
September 1, 1995

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                 Consolidated Statements of Financial Condition
                             June 30,1995 and 1994

Assets                                                  1995           1994
                                                    -------------  -------------

Cash, including noninterest-bearing deposits of
 $7,302,588 and $6,563,911                          $  7,815,778   $  7,254,910
Overnight federal funds                                  425,000
Certificates of deposit                                1,444,100      1,744,730
Investment securities held to maturity (note 2)       12,525,738      9,518,101
Investment securities available for sale, at
 market value (note 2)                                 2,887,261      2,822,436
Mortgage-backed securities held to maturity (note
 3)                                                    1,672,373      1,778,350
Mortgage-backed securities available for sale, at
 market value (note 3)                                 8,441,233      6,164,962
Loans receivable, net (notes 4 and 8)                343,852,434    324,711,259
Interest receivable:
    Loans                                             2,066,605      1,810,384
    Mortgage-backed securities                           56,420         48,484
    Investments                                         280,969        164,495
Office property, equipment and leasehold
 improvements, net (note 5)                            2,473,926      3,099,742
Real estate held for sale (note 6)                     1,555,759      1,636,909
Stock of Federal Home Loan Bank of San Francisco,
 at cost (note lc)                                     3,291,400      2,315,400
Deferred premiums on loans sold (note 4)                  51,048         58,553
Prepaid expenses and other assets (note 14)            2,218,038      1,583,987
                                                    ------------   ------------

                                                    $391,058,082   $364,712,702
                                                    ============   ============
Liabilities and Stockholders' Equity

Savings accounts (note 7)                            283,909,075    276,900,055
Advances from the Federal Home Loan Bank (note 8)     60,036,173     47,694,752
Other borrowings (note 9)                              9,331,986      3,118,130
Other liabilities and accrued expenses                 1,988,702      1,783,109
Deferred income taxes (note 10)                          653,193        938,064
Deferred gain on sale of buildings (note 12)             560,652        594,663
                                                         -------        -------

                                                     356,479,781    331,028,773

Stockholders' equity (notes 10, 13, 14 and 16):
 Common stock (par value $ .10 per share,
  4,000,000 shares authorized and issued;
  2,750,522
  and 2,741,123 shares outstanding at June 30,
   1995 and June 30, 1994, respectively)                 275,081        228,427
 Additional paid-in capital                           20,849,324     20,802,673
 Retained earnings substantially restricted           13,618,628     12,894,804
Debt incurred by ESOP                                   (187,500)      (237,500)
Net unrealized gain (loss) on securities
 available for sale                                       22,768         (4,475)
                                                          ------         -------

                                                      34,578,301     33,683,929
                                                      ----------     ----------
Commitments and contingencies (notes 13, 14 and
 15)
                                                    $391,058,082   $364,712,702
                                                    ============   ============

          See accompanying notes to consolidated financial statements.

NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
Years ended June 30, 1995, 1994 and 1993


                                        1995           1994           1993
                                    -------------  -------------  -------------
Interest income:
 Loans                               $24,366,204    $21,775,136    $22,873,714
 Mortgage-backed securities              592,759        387,711        614,785
 Interest and dividends on
  investments                          1,195,712        751,130        766,015
                                     -----------    -----------    -----------
                                      26,154,675     22,913,977     24,254,514
                                     -----------    -----------    -----------
Interest expense:
 Savings accounts (note 7)            10,355,883      8,183,390      9,060,708
 Advances and other borrowings         4,107,446      1,041,977        554,623
                                     -----------    -----------    -----------
                                      14,463,329      9,225,367      9,615,331
                                     -----------    -----------    -----------

Net interest income                   11,691,346     13,688,610     14,639,183

Provision for loan losses (note 4)       412,000        725,000        722,433
                                     -----------    -----------    -----------

Net interest income after
 provision for loan losses            11,279,346     12,963,610     13,916,750
                                     -----------    -----------    -----------

Noninterest income:
 Service charges                         759,589        733,122        729,688
 Gain on sale of loans and
   mortgage-backed securities,
   net (note 4)                                -        161,365        427,276
 Write down deferred servicing
  premiums (note 4)                       (3,610)       (31,134)      (177,954)
 (Loss) gain from real estate
  acquired in
  settlement of loans (note 6)          (134,278)      (136,541)         2,275
 Gain on sale of investments held
  for sale                               116,727        368,058         77,599
 (Loss) gain on sale of premises
  (note 12)                              (50,866)             -        116,519
 Other                                   261,921        191,271        160,088
                                     -----------    -----------    -----------

                                         949,483      1,286,141      1,335,491
                                     -----------    -----------    -----------
Noninterest expense:
 Compensation and benefits             4,297,106      4,277,628      3,947,960
 Occupancy                             1,229,611      1,186,926      1,094,703
Depreciation                             442,673        454,279        376,187
 Data processing                         591,112        545,813        514,884
 Advertising and supplies                310,833        413,780        398,389
 Federal deposit insurance
  premiums                               619,575        583,420        570,732
Other                                  1,679,261      1,662,635      1,753,478
                                     -----------    -----------    -----------

                                       9,170,171      9,124,481      8,656,333
                                     -----------    -----------    -----------

Income before income taxes and
 cumulative effect
 of change in accounting
 principle                             3,058,658      5,125,270      6,595,908
Income taxes (note 10)                 1,126,808      2,067,251      2,858,900
                                     -----------    -----------    -----------

 Income before cumulative effect
  of change in
  accounting principle               $ 1,931,850    $ 3,058,019    $ 3,737,008
                                     -----------    -----------    -----------

Cumulative effect of change in
 accounting
 principle for income taxes
 (note 1)                                      -        220,000              -
                                     -----------    -----------    -----------

 Net income                          $ 1,931,850    $ 3,278,019    $ 3,737,008
                                     -----------    -----------    -----------

Earnings per share (note 11)
 Primary earnings per share
  before cumulative
  effect of accounting change              $0.67          $1.05          $1.29
 Cumulative effect of accounting
  change                                       -            .08              -
                                           -----          -----          -----

 Net Income                                $0.67          $1.13          $1.29
                                           =====          =====          =====

Fully diluted                              $0.67          $1.12          $1.29
                                           =====          =====          =====

          See accompanying notes to consolidated financial statements.

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity
                    Years ended June 30, 1995, 1994 and 1993

                                                                             Retained                  Unrealized
                                                                           Earnings -                     Loss on
                                                                        Substantially         Debt     Securities        Total
                                                 Common      Additional    Restricted     Incurred      Available        Stock
                                                 Stock         Paid*In     (Notes 10      by ESOP        for Sale       Holders
                                                 Amount        Capital     13 and 16)    (Note 14)    (Note 2 and 3)     Equity
                                             --------------  -----------  ------------  ------------  --------------  ------------
Balances, June 30, 1992                           $188,703   $13,875,911  $14,349,768   $  (337,500)        $(1,322)  $28,075,560
Issuance of nonincentive stock options
  issued at below market value                           -        18,800            -             -               -        18,800
15% stock dividend paid July 31, 1992
10% stock dividend paid Jan. 29, 1993               18,866     3,282,857   (3,301,655)
Cash dividends declared and paid
  ($ .22 per share)                                      -             -     (430,135)            -               -      (430,135)
Cash dividend declared ($ .10 per share)                 -             -     (207,500)            -               -      (207,500)
Cash dividend paid in lieu of fractional
  shares relating to stock dividend                    (68)           68      (11,970)            -               -       (11,970)
Reduction of debt incurred by ESOP                       -             -            -        50,000               -        50,000
Recovery of unrealized loss on
 marketable equity securities                            -             -            -             -           1,322         1,322
Net income                                               -             -    3,737,008             -               -     3,737,008
                                             -------------   -----------  -----------   -----------   -------------   -----------

Balances, June 30, 1993                            207,501    17,177,568   14,135,516      (287,500)              0    31,233,085
                                             -------------   -----------  -----------   -----------   -------------   -----------

10% stock dividend paid June 24, 1994               20,771     3,614,172   (3,634.943)
Cash dividends declared and paid
 ($ .30 per share)                                       -             -     (622,788)            -               -      (622,788)
Cash dividend declared ($ .11 per share)                 -             -     (251,263)            -               -      (251,263)
Cash dividend paid in lieu of fractional
 shares relating to stock dividend                     (55)           55       (9,737)            -               -        (9,737)
Reduction of debt incurred by ESOP                       -             -            -        50,000               -        50,000
Issuance of common stock (Employee
 stock options exercised)                              210        10,878            -             -               -        11,088

Unrealized loss on securities
 available for sale                                      -             -            -             -          (4,475)       (4,475)
Net income                                               -             -    3,278,019             -               -     3,278,019
                                             -------------   -----------  -----------   -----------   -------------   -----------

Balances, June 30, 1994                            228,427    20,802,673   12,894,804      (237,500)         (4,475)   33,683,929
                                             -------------   -----------  -----------   -----------   -------------   -----------

20% stock split/dividend declared
 Sept 30, 1994                                      45,694             -      (45,694)
Cash dividends paid ($ .11 per share)                    -             -     (854,403)            -               -      (854,403)
Cash dividends declared ($ .11 per share)                -             -     (302,557)            -               -      (302,557)
Cash dividend paid in lieu of fractional
 shares relating to stock dividend                       -             -       (5,372)            -               -        (5,372)
Reduction of debt incurred by ESOP                       -             -            -        50,000               -        50,000
Issuance of common stock (Employee
 stock options exercised)                              960        46,651            -             -               -        47,611
Recovery of unrealized loss on
 marketable equity securities                            -             -            -             -          27,243        27,243
Net income                                               -             -    1,931,850             -               -     1,931,850
                                             -------------   -----------  -----------   -----------   -------------   -----------

Balances, June 30, 1995                           $275,081   $20,849,324  $13,618,628   $  (187,500)        $22,768   $34,578,301
                                             -------------   -----------  -----------   -----------   -------------   -----------

          See accompanying notes to consolidated financial statements.

                 NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                    Years ended June 30, 1995, 1994 and 1993

                                         1995            1994            1993
                                    --------------  --------------  --------------
Cash flows from operating
 activities:
 Net income                         $   1,931,850   $   3,278,019   $   3,737,008
 Adjustments to reconcile net
  income to net cash (used in)
  provided by operating activities
   Depreciation and amortization          442,673         454,279         376,187
   Amortization of:
    Deferred premiums                       3,895          31,007         106,690
    Deferred loan fees                 (1,164,378)     (1,467,636)     (1,548,369)
    Deferred gain on
     sale/leaseback of buildings          (34,012)        (34,012)        (34,012)
    Other                                  (1,382)         49,702          65,264
   Provision for loan losses              412,000         725,000         722,433
   Gain on sale of loans and
    mortgage-backed securities                  -        (161,365)       (427,276)
   Loss (gain) from real estate
    activities                            134,278         136,541          (2,275)
   Loss (gain) from sale of
    property, plant and equipment          50,893               -        (116,519)
   Gain on sale of investment
    securities held for sale             (116,727)       (368,058)        (77,599)
   Decrease in income taxes
    payable and deferred                 (128,349)        (64,749)       (104,217)
   (Increase) decrease in accrued
    interest receivable                  (380,630)        (44,322)        315,022
   Increase (decrease) in other
    liabilities and accrued
    expenses                               33,045         645,928        (632,108)
   (Increase) decrease in prepaid
    and other assets                     (634,051)        (75,535)        306,197
   Write down deferred servicing
    premiums                                3,610          31,134         177,954
   Long-term loans originated and
    purchased as held for sale           (649,123)    (15,623,968)    (34,984,822)
   Proceeds from sales of loans
    held for sale                         649,123      25,007,576      34,614,391
   Investment securities
    purchased as held for sale         (1,205,760)       (600,000)     (1,076,451)
   Proceeds from sales of
    investment securities held
    for sale                            1,119,039         912,119       4,918,867
   Mortgage-backed securities
    purchased as held for sale         (3,030,639)     (3,537,245)              -
   FHLB stock dividend                   (170,400)        (79,900)        (27,300)
   Cumulative effect of adopting
    a change in accounting
    principle                                   -        (220,000)              -
   Other                                        -            (672)         (7,010)
                                    -------------   -------------   -------------
Net cash (used in) provided by
 operating activities                  (2,735,045)      8,993,843       6,302,055
                                    -------------   -------------   -------------

Cash flows from investing
 activities:
 Principal payments on loans           81,883,032     107,430,728     103,120,838
 Long-term loans originated to be
  held to maturity                   (100,915,876)   (150,978,107)   (125,708,896)
 Long-term loans purchased to be
  held to maturity                       (421,559)    (14,026,568)     (5,692,396)
 Net decrease in short-term loans         111,948         164,697          59,137
 Maturities of investment
  securities held to maturity           2,073,000       2,570,000       2,453,111
 Purchases of investment
  securities held to maturity          (4,749,169)     (7,188,284)     (1,792,651)
 Purchases of property, equipment
  and leasehold improvements             (145,476)       (586,409)     (1,354,041)
 Purchases of mortgage-backed
  securities held to maturity                   -      (1,007,188)              -
 Principal payments on
  mortgage-backed securities              977,654       3,445,595       3,182,981
 Purchase of FHLB stock                (1,705,600)       (219,800)       (160,400)
 Proceeds from sale of FHLB stock         900,000               -               -
 Proceeds from sale of fixed
  assets                                  279,835           3,309         603,275
 Proceeds from sale of real
  estate received in settlement
  of loans                                934,477         627,028         523,209
                                    -------------   -------------   -------------
Net cash used in investing
 activities                           (20,777,734)    (59,764,999)    (24,765,833)
                                    -------------   -------------   -------------

Cash flows from financing
 activities:
 Dividends paid on common stock        (1,111,171)       (840,026)       (544,998)
 Net increase (decrease) in
  savings accounts                      7,009,019      21,824,750        (262,303)
 Net increase in short-term
  borrowings                           18,555,276      28,541,217      14,129,905
 Common stock issued as a result
  of stock options exercised               47,613               -               -
                                    -------------   -------------   -------------
Net cash from financing activities     24,500,737      49,525,941      13,322,604
                                    -------------   -------------   -------------

Increase (decrease) in cash and
 cash equivalents                         987,958      (1,245,215)     (5,141,174)
Cash and cash equivalents at
 beginning of year                      7,254,910       8,500,125      13,641,299
                                    -------------   -------------   -------------
Cash and cash equivalents at end
 of year                            $   8,242,868   $   7,254,910   $   8,500,125
                                    =============   =============   =============

Supplemental disclosures of cash
 flow information:
 Noncash investing and financing
  activities:
  Real estate acquired in
   settlement of loans              $     979,666   $   2,248,895   $     951,490
  Additions to loans resulting
   from sale of real estate owned   $      63,900   $     242,250   $
  Transfers from mortgage-backed
   securities held to maturity to
   mortgage-backed securities
   available for sale               $           -   $   2,080,087   $
 Cash paid during the year for:
  Income taxes                      $   1,214,000   $   1,912,000   $   2,393,000
  Interest on deposits              $  10,416,227   $   8,212,853   $   9,083,614

          See accompanying notes to consolidated financial statements.

NORTHBAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
Years Ended June 30, 1995, 1994 and 1993



(1)  Summary of Significant Accounting Policies
     The following items set forth the significant accounting policies not disclosed elsewhere in the notes to the consolidated financial statements, which Northbay Financial Corporation and Subsidiary (the "Company") follow in preparing and presenting its consolidated financial statements.

(a)  Basis of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Northbay Savings Bank, F.S.B. (the "Bank"). All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

(b) Investment Securities, Mortgage-Backed Securities and Investments in Liquid Assets
     In accordance with the Office of Thrift Supervision (OTS) regulations, the Company maintains an amount at least equal to a specified percentage of average daily withdrawable savings accounts plus short-term borrowing in U.S. Government and other approved securities that are readily convertible to cash.

In May 1993, Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, institutions are required to classify investments in debt securities and equity securities as "held to maturity," "trading," or "available-for-sale." SFAS 115 modifies the current accounting treatment for debt and equity securities by replacing the "held-for-sale" categorization (with lower-of-cost or market accounting treatment) with an "available-for-sale" categorization (with fair value accounting treatment). Further, it imposes strict criteria over securities accounted for as "held-to-maturity." The Bank elected to adopt SFAS 115 on June 30, 1994. Upon the adoption of SFAS 115, debt securities that may not be held until maturity and marketable equity securities are considered available-for-sale and as such are classified as securities carried at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income as loss on investment securities. he market value of securities were determined by quotes from primary securities dealers, whenever available, or by other estimates.

Prior to June 30,1994, securities were classified as held-for-sale or held-for-investment, based upon management's intent and ability at the time of purchase. Assets held for investment purposes, other than marketable equity securities were accounted for at cost, net of any unamortized premiums or discounts. Marketable equity securities were carried at the lower of cost or market. Securities that did not meet the reporting criteria for investment were designated as held-for-sale and are accounted for at the lower of cost or market.

Interest and dividends on investment securities includes interest earned on investment securities, related amortization of premiums and discounts, and dividends earned on stock of the Federal Home Loan Bank of San Francisco and stock of the Federal Home Loan Mortgage Corporation. Gains or losses on sales of securities are recognized at the time of sale using the specific identification method.

(c)  Interest on Loans
     Interest on loans is credited to income when earned. Interest is reserved on loans that are 90 days or more delinquent, or considered to be uncollectible or are in the process of foreclosure.

(d)  Office Property, Equipment and Leasehold
     Improvements
     Depreciation and amortization of office property, equipment, and leasehold improvements are computed using the straight-line method over the estimated useful lives of the various classes of assets or lease life, whichever is shorter. Maintenance and repairs are charged to expense and improvements are capitalized. Gains and losses on dispositions are credited or charged to operations.

(e)  Investment in Federal Home Loan Bank Stock
     The Bank is a member of the Federal Home Loan Bank of San Francisco and, as required, owned 32,914 shares and 23,154 shares at June 30, 1995 and 1994, respectively, of its $100 par value capital stock. The Bank is required to own capital stock in the FHLB of San Francisco in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid single family mortgage loans and similar obligations at the end of each calendar year or 5% of its advances (borrowings) from the FHLB of San Francisco. The Bank was in compliance with this requirement at June 30, 1995.

(f)  Income Taxes
     The Bank changed its method of accounting for income taxes in 1994 to the asset and liability method to conform with SFAS 109, "Accounting for Income Taxes." The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting bases and the tax bases of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under SFAS 109, deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

(g)  Loan Origination Fees
     The Company recognizes loan origination fees as an adjustment of the loan's yield over the life of the loan using a method which approximates the interest method, which results in a constant rate of return. Certain direct costs of originating the loan are deferred and recognized over the life of the loan as a reduction of the yield.

(h)  Valuation of Loans and Real Estate Owned (REO)
     Provisions for estimated losses on loans and real estate owned are charged to operations when, in the opinion of management, such losses are expected to be incurred. Management evaluates the carrying value of such assets regularly and the allowances are adjusted accordingly. The Bank currently utilizes a modeling technique that analyzes several factors identified as posing additional credit risk to the Bank's loan portfolio. Such factors include concentration of risk-weighted assets in the portfolio, historical loss experience, concentration of loans to a single borrower, and assets with an adverse internal classification.

     Management believes that the allowance for losses on loans and REO are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowance based on their examination.

     Real estate owned is comprised of properties acquired through settlement of loans. At time of foreclosure, real estate owned is accounted for at the lower of the recorded investment or fair market value. Subsequent to foreclosure, real estate owned is accounted for at the lower of the new cost basis or fair market value less estimated selling costs. Costs relating to maintenance of the properties are expensed as incurred. Valuations are performed periodically by management and losses are established by a charge to operations if the carrying value exceeds its estimated disposition value.

(i)  Sales of Loan Participations and Mortgage-Backed Securities
     Gains or losses resulting from sales of mortgage-backed securities and loans or interests in loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the assets sold. When the right to service the loans is retained, the gain or loss recognized is based upon the net present value of expected amounts to be received or paid resulting from the difference between the contractual interest rates received from the borrowers and the rate paid to the buyer plus a normal servicing fee. The related deferred charge (i.e., premium on loans sold) or credit is amortized to operations over the estimated remaining life of the loan using a method that approximates the interest method. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

(j)  Statement of Cash Flows
     For purposes of the statement of cash flows, the Company considers cash on hand, cash in banks, interest-earning deposits and Federal funds sold (with original maturities of three months or less) as cash and cash equivalents.

(k)  Reclassifications
     Certain of the 1994 and 1993 financial statement amount have been reclassified to conform to the 1995 presentations

(l)  Impact of New Accounting Standards
     Accounting for impaired loans. In June 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 required that expected loss of interest income on nonperforming loans be taken into account when calculating loan loss reserves. SFAS 114 required that specified impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. SFAS 114 did not apply to large groups of small balance, homogeneous loans that are collectively evaluated for impairment. SFAS 114 was amended during 1994 by SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." SFAS 118 amends Statement 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. SFAS 118 also amended the disclosure requirements in Statement 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. Both SFAS 114 and 118 are effective for financial statements for fiscal years beginning after December 15, 1994 and the two statements are not expected to have a material effect on the Bank's financial condition or results of operation.

     In October of 1994 the FASB issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS 119 requires disclosures about derivative financial instruments such as futures, option contracts and other financial instruments with similar characteristics. SFAS 119 also amends SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and SFAS 107, "Disclosures about Fair Value of Financial Instruments." This statement is effective for fiscal years ending after December 15, 1994 and is not expected to have a material impact on the financial condition or operating results of the Bank.

     In May of 1995, the FASB issued Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights." SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," to require that an institution recognize, as separate assets, rights to service mortgage loans for others. An institution that acquires mortgage servicing rights through purchase or origination of mortgage loans and sells those loans with servicing rights retained, should allocate the total cost of the mortgage loans to the mortgage servicing rights and loans based on their relative fair values. SFAS 122 requires the institution to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights with the impairment recognized through a valuation allowance. SFAS 122 is effective for fiscal years beginning after December 15, 1995 and applies prospectively to retained servicing rights, including purchases prior to the adoption of the statement. SFAS 122 is not expected to have a material impact on the financial condition or operating results of the Bank.

(2)  Investment Securities
     The Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities, on June 30, 1994. SFAS 115 addresses the accounting and reporting for certain investments in debt and marketable equity securities.

     SFAS 115 establishes three classifications of securities, each of which receives different accounting treatment. Held-to-maturity investment securities are reported at cost. Available-for-sale investment securities are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a separate component of stockholders' equity. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. The estimated fair value of investments is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, pre-payment assumptions and other factors. The Company had no trading securities in 1995 or 1994.

     Investment securities at June 30, 1995 are summarized as follows:

                                                                                                Gross         Gross      Estimated
                                                                                              Unrealized   Unrealized      Market
                                                                                   Cost         Gains        Losses        Value
                                                                               ------------  ------------  -----------  ------------
 Held-to-maturity securities at cost:
 U.S. Government and Federal Agency securities                                  $12,525,738   $    85,974   $(185,183)   $12,426,530
                                                                                -----------   -----------   ---------   ------------
                                                                                $12,525,738   $    85,974   $(185,183)   $12,426,530
                                                                                ===========   ===========   =========   ============

Available-for-sale securities at fair value:

 Income funds short-term                                                        $   156,696   $         -   $       -    $   156,696
 Income funds variable rate government fund                                         983,000             -     (57,553)       925,447
 U.S. Government and Federal Agency securities                                    1,799,002        12,716      (6,600)     1,805,118
                                                                                -----------   -----------   ---------   ------------
                                                                                $ 2,938,698   $    12,716   $ (64,153)   $ 2,887,261
                                                                                ===========   ===========   =========   ============

Investment securities at June 30. 1994 are summarized as follows:

Held-to-maturity securities at cost:

 U.S. Government and Federal Agency securities                                  $ 9,518,101   $     2,300   $(362,713)   $ 9,157,688
                                                                                -----------   -----------   ---------   ------------
                                                                                $ 9,518,101   $     2,300   $(362,713)   $ 9,157,688
                                                                                ===========   ===========   =========   ============

Available-for-sale securities at fair value:

 Income funds short-term                                                        $   149,902   $         -   $       -    $   149,902
 Income funds adjustable rate mortgage fund                                         994,001             -     (10,010)       983,991
 Income funds variable rate government fund                                         983,101             -     (24,851)       958,250
 FHLMC preferred stock                                                                8,878       128,215           -        137,093
 U.S. Government and Federal Agency securities                                      600,000             -      (6,800)       593,200
                                                                                -----------   -----------   ---------   ------------
                                                                                $ 2,735,882   $   128,215   $ (41,661)   $ 2,822,436
                                                                                ===========   ===========   =========   ============


 The following table sets forth the scheduled maturities, carrying values,
 and market values for the Bank's investment debt securities at June 30,                        Estimated
  1995:                                                                                            Market
                                                                                       Cost         Value
                                                                                       ----         -----
Available-for-sale securities at fair value:
 Equity investment security funds (no stated maturity)                          $ 1,139,696   $ 1,082,144

 U.S. Government and Federal Agency securities:
  Due in one year or less
  Due over one year to five years                                                   200,000       200,000
  Due over five years to ten years                                                1,599,002     1,605,118
                                                                                -----------   -----------
                                                                                $ 2,938,698   $ 2,887,262
                                                                                -----------   -----------
 Held-to-maturity securities at cost:

 U.S. Government and Federal Agency securities:
  Due in one year or less                                                       $         -   $
  Due over one year to five years                                                12,325,738    12,222,530
  Due over five years to ten years                                                  200,000       204,000
                                                                                -----------   -----------
                                                                                $12,525,738   $12,426,530
                                                                                ===========   ===========

(3) Mortgage Backed Securities
    Mortgage-backed securities are categorized as debt securities under the definition of SFAS 115, and are therefore classified into one of the three categories subject to the same accounting treatment as investment securities. (Please refer to Note 2, Investment Securities.)

Mortgage-backed securities at June 30, 1995 are summarized as follows:

                                              Gross        Gross      Estimated
                                           Unrealized   Unrealized     Market
                                 Cost         Gains       Losses        Value
                              -----------  -----------  -----------  -----------
 Held-to-maturity
  securities at cost:
 FHLMC                        $ 1,451,687   $    5,465   $ (25,816)   $1,431,336
 FHLMC REMIC                      220,686            -      (4,932)      215,754
                               ----------   ----------   ---------   -----------
                              $ 1,672,373   $    5,465   $ (30,748)   $1,647,090
                              -----------   ----------   ---------   -----------

Available-for-sale
 securities at fair value:

 FHLMC                        $ 4,550,835   $   64,701   $       -    $4,615,536
 FHLMC REMIC                      710,458        1,833           -       712,291
 FNMA                           1,820,136       24,151      (9,552)    1,834,735
 FNMA REMIC                     1,269,574        9,097   $       -     1,278,671
                               ----------   ----------   ---------   -----------
                              $ 8,351,003   $   99,782   $  (9,552)   $8,441,233
                              -----------   ----------   ---------   -----------

Mortgage-backed securities
 at June 30, 1994 are
 summarized as follows:

 Held-to-maturity
  securities at cost:
  FHLMC                       $ 1,547,422   $        -   $ (52,565)   $1,494,857
  FHLMC REMIC                     230,928            -      (5,887)      225,041
                               ----------   ----------   ---------   -----------
                              $ 1,778,350   $        0   $ (58,452)   $1,719,898
                              -----------   ----------   ---------   -----------

Available-for-sale
 securities at fair value:

  FHLMC                       $ 4,671,101   $    7,752   $(105,092)   $4,573,761
  FNMA                          1,584,890       25,835     (19,524)    1,591,201
                               ----------   ----------   ---------   -----------
                              $ 6,255,991   $   33,587   $(124,616)   $6,164,962
                              ===========   ==========   =========   ===========

The following table sets forth the scheduled maturities, cost, and market values for the Bank's mortgage-backed securities at June 30, 1995:

                                             Estimated
                                                Market
                                     Cost        Value
                                     ----        -----
 Held-to-maturity
  securities at cost:

 Mortgage-Backed Securities:
  Due in one year or less     $         -   $        -
  Due over one year to five
   years                        1,672,373    1,647,090
  Due over five years to
   ten years                            -            -
  Due over ten years to
   twenty years                         -            -
  Due over twenty years                 -            -
                               ----------   ----------
                              $ 1,672,373   $1,647,090
                              ===========   ==========

 Available-for-sale
  securities at estimated
  market value:

 Mortgage-Backed Securities:
  Due in one year or less     $   157,567   $  160,419
  Due over one year to five
   years                          269,409      276,480
  Due over five years to
   ten years                    1,567,757    1,570,578
  Due over ten years to
   twenty years                 3,178,745    3,243,166
  Due over twenty years         3,177,525    3,190,590
                               ----------   ----------
                              $ 8,351,003   $8,441,233
                              ===========   ==========


(4)  Loans Receivable
Loans receivable at June 30, are summarized as follows:

                                            1995                      1994
                                            ----                      ----
Loans secured by first deeds of
 trust:
Dwellings, not more than
 four units                          $242,414,741              $203,746,052
Dwellings, over four units             18,934,985                16,502,692
Commercial properties                  41,481,567                44,614,898
Construction and land loans            33,302,857                58,675,351
                                     ------------              ------------
                                      336,134,150               323,538,993
                                     ------------              ------------

Equity loan                             1,741,538                 2,516,698
Loans on savings accounts               1,403,484                 1,497,915
Consumer loans                         17,188,785                13,286,387
Commercial - other                      1,642,093                 1,323,538
                                     ------------              ------------

                                       21,975,900                18,624,538
                                     ------------              ------------

Less:
Loans in process
 nonconstruction loans                    (84,065)                 (277,765)
Loans in process
 construction loans                   (10,910,594)              (13,749,546)
Allowance for losses                   (2,232,819)               (2,067,408)
Unearned loan origination
 fees                                  (1,030,138)               (1,357,553)
                                     ------------              ------------
Total loans                          $343,852,434              $324,711,259
                                     ------------              ------------

Less:
 Loans held for sale                            -                         -
                                     ------------              ------------

Loans receivable, net                $343,852,434              $324,711,259
                                     ------------              ------------

Weighted average interest
 rate at the dates indicated                7.19%                     6.53%
                                            =====                     =====

Changes in the allowance for losses for the years ended June 30, are summarized as follows:

                                       1995          1994          1993
                                       ----          ----          ----
Beginning balance                   $2,067,408    $1,808,813    $1,150,350
Provision charged to operations        412,000       725,000       722,433
Charge-offs                           (266,048)     (474,909)      (71,781)
Recoveries                              19,459         8,504         7,811
                                    ----------    ----------    ----------

Ending balance                      $2,232,819    $2,067,408    $1,808,813
                                    ==========    ==========    ==========


  At June 30, 1995 and 1994, nonaccrual loans were $1.35 and $2.80 million, respectively. Approximately $53 thousand and $256 thousand, respectively, of accrued interest on nonaccrual loans had been reserved for as a reduction of interest receivable. The majority of this nonperforming loan portfolio are loans secured by single family residential properties within the Bank's market area.




The following table represents a breakdown of the Bank's allocation of loan loss reserves for the years ended June 30, 1995, 1994 and 1993, respectively.

Allocation of loan loss reserves at June 30, are summarized as follows:

                                             1995         1994         1993
                                             ----         ----         ----
Loans secured by first deeds of trust:
  Dwellings, not more than four units      $  840,260   $  532,970   $  534,010
  Dwellings, over four units                  126,440       17,860       13,140
  Commercial properties                       300,810      184,640      128,810
  Construction and land loans                 661,640      921,390      619,070
                                           ----------   ----------   ----------
                                           $1,929,150   $1,656,860   $1,295,030

Equity loans                                    7,150       18,875       58,158
Loans on savings accounts
Consumer loans                                104,040       54,293       41,460
Commercial - other                            192,479      337,380      414,165
                                           ----------   ----------   ----------

                                           $  303,669   $  410,548   $  513,783
                                           ----------   ----------   ----------

Total loan loss reserves                   $2,232,819   $2,067,408   $1,808,813
                                           ==========   ==========   ==========

          The Bank serviced approximately $55 million, $61.1 million and $63.5 million of loans, sold to third parties, at June 30,1995,1994 and 1993, respectively.

          The Bank is party to financial instruments with off-balance-sheet risk. Such instruments are entered into in the normal course of business to meet the financing needs of its customers and/or to facilitate the sale of loans. The Bank uses the same credit policies in entering into off-balance-sheet financial instruments as it does for on-balance-sheet items.

          Loans receivable include mortgage loans due from officers and directors. Activity related to these loans, which bear interest at rates ranging from 3.68% to 5.56%, is summarized as follows:

Total as of June 30, 1993     $2,033,000
Additions                        135,000
Loan repayments                  (65,000)
                              ----------

Total as of June 30, 1994     $2,103,000
Additions                        200,000
Loan repayments                  (47,000)
                              ----------

Total as of June 30, 1995     $2,256,000
                              ==========

     Following are the components of gains on sale of loans and mortgage-backed securities and an analysis of the deferred premium, resulting from such sales for the years ended June 30:

                                                1995        1994        1993
                                                ----        ----        ----
Deferred servicing premiums                  $     -   $  19,757   $   7,769
Recognition of deferred loan fees                  -     242,119     323,338
Cash gain on sale of loans and
 mortgage-backed securities                        -     202,489      96,169
Adjustment in carrying value of loans held
 for sale to the lower of cost or market           -    (303,000)          -
                                              ------    ---------   ---------
                                             $     0   $ 161,365   $ 427,276
                                              ======    =========   =========

Deferred servicing premiums:
 Balance at beginning of period               58,553     105,587     382,462
 Additions                                         -      19,757       7,769
 Amortization and adjustments to reflect
  market prepayment assumptions               (7,505)    (66,791)   (284,644)
                                              ------    ---------   ---------

Balance at end of period                     $51,048   $  58,553   $ 105,587
                                              =======   =========   =========



(5) Office Property, Equipment and Leasehold Improvements
    Office property, equipment and leasehold improvements at June 30, are summarized as follows:

                                                                     Estimated
                                             1995         1994      useful lives
                                             ----         ----      ------------
Land                                       $   35,587   $  363,073
Buildings                                   1,193,881    1,193,881      30 years
Leasehold improvements                      1,165,634    1,103,019   10-25 years
Office furniture, fixtures and equipment    3,480,060    3,401,401    1-10 years
Automobiles                                    67,025       67,025       5 years
                                           ----------   ----------

Total, at cost                              5,942,187    6,128,399

Less accumulated depreciation and
 amortization                               3,468,261    3,028,657
                                           ----------   ----------

                                           $2,473,926   $3,099,742
                                           ==========   ==========

(6) Real Estate Held For Sale
    Real estate held for sale by the Company at June 30, is summarized as follows:

                                                           1995         1994
                                                           ----         ----

Real estate acquired in settlement of loans, net of
 write downs                                             $1,555,759   $1,636,909
Less allowance for estimated losses                               -            -
                                                         ----------  -----------

                                                         $1,555,759   $1,636,909
                                                         ==========  ===========


Changes in the allowance for losses on real estate owned for the years ended June 30, are summarized as follows:

                                     1995        1994     1993
                                     ----        ----     ----

Beginning balance                  $      -   $       -   $   -
Provision charged to operations      94,000     135,000       -
Charge-offs                         (94,000)   (135,000)      -
Recoveries                                -           -       -
                                   --------   ---------   -----
                                   $      0   $       0   $   0
                                   ========   =========   =====


(7)  Savings Accounts
     Comparative details of savings accounts by stated interest rate is as follows:

                                                                                 1995             1994
                                                                                 ----             ----
1.10% to 2.47% NOW accounts                                               $ 35,868,745    $ 37,552,882
1.75% to 2.30% passbook accounts                                            35,589,258      45,421,817
0.00% to 3.00% money market deposit accounts                                25,685,892      38,949,539
Commercial checking                                                          2,485,184       2,330,401
                                                                          ------------    ------------
                                                                            99,629,079     124,254,639
                                                                          ------------    ------------

Certificate accounts:
Less than 3.00%                                                              1,059,223       5,857,370
3.00% to 3.50%                                                               3,269,800      40,156,558
3.51% to 4.00%                                                              13,648,210      46,400,187
4.01% to 4.50%                                                               7,700,581      17,436,855
4.51% to 5.00%                                                              10,105,277       6,879,845
5.01% to 5.50%                                                              40,028,197      35,270,462
5.51% to 6.00%                                                              48,371,297         373,024
6.01% to 6.50%                                                              35,416,845         240,889
6.51% to 7.00%                                                              24,464,506               -
7.01% to 7.50%                                                                 200,000               -
7.51% to 8.00%                                                                  16,060          30,226
Greater than 8.01%                                                                  --              --
                                                                          ------------    ------------
                                                                           184,279,996     152,645,416
                                                                          ------------    ------------
                                                                         $ 283,909,075    $276,900,055
                                                                          ------------    ------------


Aggregate Weighted Average Interest Rate (WAIR) at the dates indicated
 above                                                                           4.40%           3.09%
                                                                          ============    ============
The savings accounts summarized by type are as follows at June 30:
                                                                                 1995                            1994
                                                                                 ----                            ----
                                                                                 WAIR           Amount           WAIR   Amount
                                                                                 ----                            ----
Passbook accounts                                                         $ 35,589,258            2.91%  $ 45,421,817    2.25%
NOW and money market deposit accounts                                       64,039,821            2.03%    78,832,822    1.77%
Certificate accounts                                                       184,279,996            4.96%   152,645,416    4.03%
                                                                          ------------                   ------------
                                                                          $283,909,075                   $276,900,055
                                                                          ============                   ============

A summary of certificate accounts by maturity as of June 30, is summarized as follows:

                                                                                  1995               1994
                                                                                  ----               ----
Maturing within one year                                                 $ 160,086,916       $122,222,538
Maturing within two years                                                   16,368,489         25,668,513
Maturing within three years                                                  6,765,531          3,811,480
Maturing within four years                                                   1,059,060            942,885
                                                                          ------------       ------------
                                                                         $ 184,279,996       $152,645,416
                                                                          ============       ============

Interest expense on savings accounts for the years ended June 30, is summarized as follows:

                                                                                 1995             1994            1993
                                                                                 ----             ----            ----
Passbook accounts                                                         $  1,014,330    $  1,232,970     $  1,707,349
NOW and money market deposit accounts                                        1,306,150       1,664,190        2,260,181
Certificate accounts                                                         8,035,403       5,286,230        5,093,178
                                                                          ------------    ------------     ------------
                                                                          $ 10,355,883    $  8,183,390     $  9,060,708
                                                                          ------------    ------------     ------------

Accrued interest on deposits at June 30, 1995 and 1994, was $113 thousand and $49 thousand, respectively.

Included in deposits above are certain accounts in excess of $100 thousand which totaled approximately $32.2 million and $30.7 million at June 30, 1995 and 1994, respectively.

(8) Advances from Federal Home Loan Bank

The advances from Federal Home Loan Bank at June 30, 1995 and 1994 consisted of the following:

                               1995                      1994
                              Average                   Average
Maturity                     Interest     Principal    Interest     Principal
                               Rates                     Rates
1994                               --           $ --       4.66%   $42,100,000
1995                             6.54%    37,300,000       4.21%     2,000,000
1996                             6.73%    17,385,000       4.39%     1,000,000
1998                             6.10%     1,000,000          -              -
1999                             6.30%     1,000,000          -              -
2000                             9.20%       357,500       9.19%       357,500
2001                             8.61%       669,500       8.66%       669,500
2002                             7.99%        93,252       7.32%        93,252
2003                             6.33%        87,500       6.33%        87,500
2004                             7.60%     1,387,000       7.60%   $ 1,387,000
2009                             7.77%       650,000          -              -
2014                             7.90%       106,421          -              -
                                 ----    -----------    -------    -----------
                                         $60,036,173               $47,694,752
                                         ===========               ===========

Weighted average interest
 rate at the dates
 indicated above                                6.66%                    4.81%
                                                =====                    =====

  The advances are collateralized by the pledge of loans receivable and securities of approximately $126 million as of June 30, 1995 (note 3).

The Bank recognized $3.97 million, $1 million and $548 thousand of interest expense on FHLB advances for the years ended June 30, 1995, 1994 and 1993, respectively.

(9) Other Borrowings
    The Bank recognized $137 thousand and $42 thousand of interest expense on other borrowings for the years ended June 30, 1995 and 1994, respectively.

Other borrowings at June 30,are summarized as follows:

                                                           1995         1994
                                                           ----         ----
Short-term banking disbursement overdraft arrangement    $  741,890   $2,138,297
Debt incurred by ESOP (note 14)                             187,500      237,500
Securities sold under agreement to repurchase'            7,800,000
Other2                                                      602,596      742,333
                                                         ----------   ----------
                                                         $9,331,986   $3,118,130
                                                         ==========   ==========

1 The Bank enters into sales of U.S. Government securities and mortgage-backed securities under agreements to repurchase (reverse repurchase agreements). Reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the agree-ments remains in the asset accounts. The carrying amount of securities sold with an agreement to repurchase was $9 million with a market value of $9.2 million and accrued interest of $51 thousand at June 30, 1995.

2 Other consists of retail repurchase agreements which are secured by FHLMC and FNMA mortgage-backed securities held to maturity of approximately $1 million as of June 30, 1995. (note 3)

  The following is a summary of securities sold under agreements to repurchase at June 30, 1995:

                                                 1995
                                                 ----
Balance at June 30                            $7,800,000
Market Value at June 30, 1995                  7,800,000
Average balance during year                    1,825,000
Maximum balance at any month-end               7,800,000
Weighted average interest rate at June 30          6.38%
Weighted average interest rate
during year                                        6.39%


Securities sold under agreements to repurchase had the following maturities at June 30, 1995:

                           1995
                        Average
Maturity         Interest Rates    Principal
- --------         --------------    ---------
0-90 days                 6.17%   $1,500,000
91-180 days               6.35%    3,800,000
181-270 days              6.55%    2,500,000
                          ----    ----------
                                  $7,800,000
                                  ==========
Weighted average interest
rate at the dated
indicated above                        6.38%
                                       =====

(10) Taxes on Income
     The provision (benefit) for income taxes in the consolidated statements of operations for the years ended June 30, is comprised of the following components:




                                1995         1994          1993
                                ----         ----          ----
Current:
Federal income tax           $  975,305    $1,414,532   $2,005,000
California franchise tax        436,374       521,673      770,100
                             ----------    ----------   ----------
                              1,411,679     1,936,205    2,775,100
                             ----------    ----------   ----------
Deferred:
Federal income tax             (202,007)       80,530      120,800
California franchise tax        (82,864)       50,516      (37,000)
                             ----------    ----------   ----------
                               (284,871)      131,046       83,800
                             ----------    ----------   ----------
Total:
Federal income tax              773,298     1,495,062    2,125,800
California franchise tax        353,510       572,189      733,100
                             ----------    ----------   ----------
                             $1,126,808    $2,067,251   $2,858,900
                             ==========    ==========   ==========

  Under the Internal Revenue Code, the Company is allowed a Federal bad debt deduction based on the greater of amounts computed on the percentage of taxable income method or the percentage of eligible loans method. The percentage of taxable income method has been used for financial statement purposes for all periods presented. An alternative minimum tax is applicable to corporations to the extent that the alternative minimum tax exceeds the corporate tax. For the years ended June 30, 1995, 1994, and 1993, the Company's corporate tax exceeded the alternative minimum tax. Savings and Loan associations that meet certain definitions and other conditions prescribed by the Internal Revenue Code are allowed to deduct, within limitations, earnings appropriated to tax bad debt reserves in arriving at Federal taxable income. Approximately $2.4 million of the Company's retained income at June 30, 1995 rep-resents current or future appropriations to tax bad debt reserves of earnings for which no provision for Federal income taxes has been made. If in the future, these amounts are used for any purpose other than to absorb losses from bad debts, Federal income taxes will be imposed at the then-applicable rates.

The differences between the Federal statutory income tax rate and the effective rate of the Company's tax provision are as follows:

                                                        Years ended June 30
                                                        -------------------
                                                      1995     1994     1993
                                                      ----     ----     ----
Statutory Federal tax rate                            34.0%    34.0%    34.0%
California franchise tax, net of Federal income
 tax benefit                                           7.6%     7.4%     7.3%
Book provision for loan losses                           -        -      3.7%
Low Income Housing Tax Credits                        (4.2%)   (1.6%)   (1.2%)
Other                                                 (0.6%)     .5%     (.5%)
                                                      ----     ----     ----

                                                      36.8%    40.3%    43.3%
                                                      ====     ====     ====

Under SFAS 109:

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that gave rise to significant portions of the deferred tax liability at June 30, 1995 and June 30, 1994 relate to the following:

                                                       1995         1994
                                                       ----         ----
Deferred tax assets:
 Book allowance for loan losses in excess of tax     $  433,635   $  338,730
 Gain on sale of building                               231,868      247,107
 Deferred compensation                                   93,594       73,855
 California Franchise tax                               112,335      177,367
 Other                                                    5,032       10,065
                                                     ----------   ----------

 Deferred tax assets                                    876,464      847,124
 Less valuation allowance                                    --           --
                                                     ----------   ----------

 Net deferred tax assets                                876,464      847,124

Deferred tax liabilities:
 Loan fees deferred for tax purposes                 $1,032,181   $1,383,958
 FHLB dividends                                         251,350      180,877
 Tax depreciation in excess of book                     166,362      164,294
 Other                                                   79,764       56,059
                                                     ----------   ----------

 Net deferred tax liabilities                         1,529,657    1,785,188
                                                     ----------   ----------

Net deferred tax liability                           $  653,193   $  938,064
                                                     ==========   ==========

(11) Earnings per share
     Primary and fully diluted earnings per share are calculated by dividing earnings by the weighted average number of common shares and common stock equivalents outstanding for the year. Stock options are regarded as common stock equivalents and are therefore con-sidered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method. Shares outstanding and the common stock equivalents of stock options have been adjusted in all periods to reflect all stock dividends. Following are average shares outstanding at June 30, for computation of earnings per share:

                                                   1995       1994       1993
                                                   ----       ----       ----
Primary:

Weighted average number of shares outstanding    2,742,820  2,739,833  2,738,598
Common stock equivalents of stock options          160,291    171,230    170,299
                                                 ---------  ---------  ---------

Total weighted average common stock and stock
 equivalents                                     2,903,111  2,911,063  2,908,897
                                                 =========  =========  =========

Fully diluted:

Weighted average number of shares outstanding    2,742,820  2,739,833  2,738,598
Common stock equivalents of stock options          160,291    181,557    170,299
                                                 ---------  ---------  ---------

Total weighted average common stock and stock
 equivalents                                     2,903,111  2,921,390  2,908,897
                                                 =========  =========  =========

(12) Related Party Transactions
     In December 1985, the Company sold its Headquarters building and two other branches to certain members of the Company's Board of Directors and entered into agreements to lease the buildings. Sales proceeds amounted to $3,050,271. The combined book value of the buildings at the time of sale was $2,166,504, resulting in a gain on sale of $883,767. The balance of the remaining deferred gain was $560,651 and $594,663 at June 30, 1995 and June 30, 1994, respectively. As required under generally accepted accounting principles, the gain has been deferred for financial statement purposes and is being amortized over the terms of the leases. The Company has long-term lease commitments related to these buildings (note 14). The Company utilizes brokerage services of a member of the Board of Directors to purchase its insurance coverage. The net amount of commission is insignificant to the Company. In December 1992, the Company sold its administrative office building located at 101 4th Street, Petaluma, California, to a member of the Board of Directors. The sales price was at fair market value and the financing was provided by a third party financial institution. Sales proceeds were $600,000. The book value of the building at the time of sale was $483,482 resulting in a gain of $116,519.

(13) Retained Earnings and Regulatory Matters
     The Bank is subject to the regulations of the Office of Thrift Supervision
     (OTS) and the Savings Association Insurance Fund (SAIF), which is administered by the Federal Deposit Insurance Corporation (FDIC). Under the current laws, the Bank is subject to minimum capital requirements. The OTS requirements include a leverage ratio of core capital to adjusted total assets of 3 %, a tangible capital standard expressed as 1.5% of total adjusted assets and a risk-based capital standard of 8% of risk-weighted assets. The risk-based capital standard requires the Bank to classify its assets into one of four levels of perceived risk. Based upon the perceived risk of those assets, the Bank is required to maintain capital on ranges of 0 to 100% of those assets at a rate of 8%. The OTS published a revision to its capital regulations requiring savings institutions to maintain additional capital based on the amount of their exposure to losses from changes in market interest rates (the "interest rate risk component"). The amount of such capital will equal 50% of the estimated decline in the market value of the institution's portfolio equity after an immediate 200 basis point increase or decrease (whichever yields the larger decline) in market interest rates. The market value of portfolio equity is equal the net present value of the cash flows from an institution's assets, liabilities and off-balance sheet items. Under the regulation, the Interest Rate Risk (IRR) component is computed quarterly by the OTS based upon data provided by the Bank in its quarterly Thrift Financial Report. The capital requirement for IRR will have an effective lag of two calendar quarters. The first quarter to be measured has once again been postponed indefinitely until questions regarding a review procedure for institutions challenging the results of the OTS model have been resolved. Based upon the Bank's current capital levels, current interest rate risk exposure and upon analysis of a similar cash flow methodology, management does not expect the Bank's interest rate risk component to have a material effect on the Bank's regulatory capital requirements.

(14) Employee Benefit Plans
     The Company has a noncontributory Profit Sharing Plan (the "Plan") covering substantially all employees. The Plan is administered by the Company through a committee of trustees, for the benefit of eligible employees. The aggregate amount of the contribution to the Plan to be allocated to employees is determined annually by the Board of Directors and is based upon current profits of the Company. Profit Sharing Plan expense recorded by the Company for the years ended June 30,1995,1994, and 1993 amounted to $25,476, $25,121, and $20,361, respectively. The Incentive Compensation Plan for officers provides for incentive compensation based on attainment of a targeted level of performance by the Company. The target bonuses are calculated by applying various percentages to eligible employees' salaries as of July 1 of the current fiscal year. Incentive compensation bonuses for the years ended June 30, 1995, 1994, and 1993 amounted to $0, $60,136, and $116,620, respectively.
     The Company established an Employee Stock Ownership Plan (ESOP) for the benefit of participating employees. The ESOP borrowed $500,000 from a third party lender to purchase 104,362 shares of the Company's common stock. The loan is secured by the common stock purchased and will be repaid by the ESOP with funds from the Company's contributions and earnings on ESOP assets. Accordingly, the unpaid balance of the loan has been reflected in other borrowing in the Company's consolidated balance sheet, and an equal amount has been recorded as a deduction from stockholders' equity. The Company's contributions to the ESOP are charged to expense. Such contributions amounted to $68,930, $66,077 and $70,540 for the years ended June 30, 1995, 1994 and 1993, respectively.
     In June 1986, the Company established a deferred compensation program for its Chief Executive Officer. The program provides for payments to be made to the Chief Executive Officer for ten years beginning in the first year of his retirement. The payments will be made in exchange for consulting services. The program has been funded through the purchase of a key-man universal life insurance policy pertaining to the Chief Executive Officer, which names the Company as beneficiary and currently provides coverage of approximately $1.1 million. Other assets as of June 30, 1995 includes $718,241 representing the net cash surrender value of the insurance policy. The estimated present value amount of anticipated future payments to the Chief Executive Officer is included in other liabilities and accrued expenses.
     In connection with the Conversion (note 16), the Company adopted the 1988 Stock Option and Incentive Plan (the "Option Plan") which provides for the issuance of options to directors, officers and key employees of the Company and its subsidiary. Additionally, the Option Plan provides for the granting of Stock Appreciation Rights and Restricted Stock. The Option Plan Committee of the Board of Directors selects the options and determines the number of shares to be granted. A total of 273,638 shares of common stock (adjusted for a three-for-two stock split, 15%, two 10%, and 20% stock dividends) had been reserved for issuance under the Option Plan. The option price may not be less than 100% of the fair market value of the shares on the date of the grant and options generally shall not be exercisable after the expiration of ten years from the date granted. In the case of an employee who owns more than 10% of the outstanding Common Stock at the date of the grant, the option price may not be less than 110% of the fair market value of the shares on the date of the grant and the option shall not be exercisable after the expiration of five years from the date it is granted. Options may be exercised by payment in cash, shares of Common Stock, or a combination of both. As of June 30, 1995 employees have exercised options to purchase 13,220 shares of common stock.

                                           Number of Shares
                                           -----------------

Outstanding options as of June 30, 1992             216,096
Granted (price $11.55)                               25,588
Exercised                                                --
                                                    -------

Outstanding options as of June 30, 1993             241,684
Granted (price $12.41)                                7,892
Exercised                                            (2,777)
                                                    -------

Outstanding options as of June 30, 1994             246,799
Granted                                                  --
Exercised                                            (9,616)
                                                    -------

Outstanding options as of June 30, 1995             237,183
                                                    =======

Shares available for future grants                   20,237
                                                    =======

As of June 30,1995 there are 205,309 options outstanding at $3.99 per share ,24,700 outstanding at $ 11.55 per share and 7,174 options at $12.41 per share. Options and shares have been adjusted in all periods to reflect the three-for-two stock split effective November 18, 1991, a 15% stock dividend effective July 31, 1992, a 10% stock dividend effective January 29, 1993, a 10% stock dividend effective June 24, 1994 and a 20% stock dividend on October 28, 1994.


(15) Commitments and Contingencies
     As of June 30, 1995 the Bank had commitments to originate loans totaling approximately $29.9 million. Of this total, approximately $10.1 million pertained to one year fixed rate construction and land loans; $16.5 million adjustable rate construction and land loans; $2.1 million to longer-term fixed rate mortgage loans; the remaining $1.2 million pertained to long-term variable rate loans. Interest rates pertaining to fixed rate loan origination commitments at June 30,1995 ranged from 6.65 % to 9.0% . As of June 30, 1995, the Bank had commitments to purchase construction loans totaling approximately $779 thousand.

     At June 30,1995, the minimum rental commitments under operating leases with initial or remaining terms of more than one year were as follows:

Years ending June 30:

 1996...................................................  $  805,751
 1997...................................................     805,751
 1998...................................................     784,463
 1999...................................................     721,067
 2000...................................................     653,459
 Thereafter through 2014................................   5,878,783

     Rental expense for operating leases totaled approximately $761,889, $724,114 and $620,025, for the years ended June 30, 1995, 1994 and 1993, respectively.

(16) Conversion and Sale of Common Stock
     Northbay Financial Corporation (the "Corporation") was incorporated under the laws of the State of Delaware on October 5,1988 for the purpose of becoming a savings and loan holding company. On April 10, 1989, the Corporation acquired all of the outstanding stock of Northbay Savings and Loan Association (the "Association") issued in connection with its conversion from a California chartered mutual to a California chartered stock institution. At the time of conversion, the Bank established a liquidation account in an amount equal to the Bank's retained earnings of $8,680,644. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their deposits in the Bank after the conversion. In the unlikely event of a liquidation of the Bank (and only in such an event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposits reflected in such account, before any liquidation distribution may be made with respect to the stockholders. Except for the payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings. The Bank is able to pay dividends of up to 100% of cumulative net income, less dividends paid for the previous eight quarters if the Bank meets its "fully phased-in capital requirement." If the Bank does not meet its fully phased-in capital requirements, its dividends to the Company would be limited to 50% of net income, less dividends paid for the previous eight quarters. Under the regulations of the OTS, the Bank will not be permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the applicable regulatory capital requirement or the amount required for the liquidation account.

(17) Parent Company Financial Information
     The Company and its subsidiary file a consolidated Federal income tax return in which the taxable income or loss of the Company is combined with that of its subsidiary. The Company's share of income tax expense is based on the amount which would be payable if separate returns were filed. Accordingly, the Company's equity in net income of its subsidiary is excluded from the computation of the provision for income taxes for financial statement purposes.

                    Statements of Financial Condition as of
                             June 30, 1995 and 1994

                                             1995          1994
                                             ----          ----

Assets:
Receivable from subsidiary, net           $   889,979   $ 1,046,673
Investment in subsidiary                   33,688,322    32,637,256
                                          -----------   -----------

                                          $34,578,301   $33,683,929
                                          ===========   ===========

Liabilities and stockholders' equity:
Stockholders' equity                      $34,578,301   $33,683,929
                                          ===========   ===========


                            Statements of Operations
                    Years ended June 30, 1995, 1994 and 1993

                               1995         1994         1993
                               ----         ----         ----
Income:
Net income of subsidiary     $2,126,211   $3,413,619   $3,737,008
Operating expense               194,361      135,600           --
                             ----------   ----------   ----------

Net income                   $1,931,850   $3,278,019   $3,737,008
                             ==========   ==========   ==========

                            Statements of Cash Flows
                    Years ended June 30, 1995, 1994 and 1993

                                              1995          1994          1993
                                              ----          ----          ----
Cash flows from operations:
Net income                             $ 1,931,850   $ 3,278,019   $ 3,737,008
Adjustments to reconcile net income
 to net cash provided by operations:
Net income of subsidiary                (2,088,544)   (3,087,670)   (2,976,612)
Change in receivable from subsidiary       156,694      (190,349)     (760,396)
                                       -----------   -----------   -----------

Net cash used by operations                      -             -             -

Cash flows from investing activities:
Investing in subsidiary                          -             -             -

Cash flows from financing activities:
Dividend received from subsidiary        1,111,171       840,024       544,998
Cash dividend paid                      (1,111,171)     (840,024)     (544,998)

Net increase in cash                             -             -             -

Cash at beginning of year                        -             -             -
                                       -----------   -----------   -----------

Cash at end of year                    $         0   $         0   $         0
                                       ===========   ===========   ===========

(18) Fair Value of Financial Instruments
     Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures About Fair Value of Financial Instruments," requires disclosure of estimated fair values for financial instruments. Such estimates are subjective in nature and significant judge-ment is needed regarding the risk characteristics of various financial instruments at a discrete point in time. Therefore, such estimates could vary significantly if assumptions regarding uncertain factors were to change. Major assumptions, methods, and fair value estimates for the company's financial instruments are set forth below.
(a)  Cash and Short-Term Investments
     The carrying amount is a reasonable estimate of fair value.

(b)  Investments and Mortgage-Backed Securities
     The fair value of mutual funds, U.S. Government and Federal Agency securities, and investment in preferred stock of the Federal Home Loan Mortgage Corporation, have been estimated based upon quotes from primary securities dealers. The fair value of certificates of deposit invested with other financial institutions is estimated by discounting future cash flows at current market rates for similar instruments with similar remaining maturities.
(c) Loans Receivable
    Fair values for loans are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single family mortgage, multi-family mortgage, commercial, and consumer. Each loan category is further segmented into fixed and adjustable rate categories. The fair values for the segmented loan portfolio is calculated by discounting the scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based upon current dealer published projected prepayment speeds on mortgage securities with similar characteristics whenever available. The prepayment speeds utilized on other loans where dealer projected speeds are not applicable are based upon the Company's historical experience modified by current market conditions.

(d) Federal Home Loan Bank Stock
    The fair value of Federal Home Loan Bank stock is estimated to approximate its face value $3,291,400 and $2,315,400 at June 30, 1995 and June 30, 1994,
    respectively. The amount of dividend payments to be received is uncertain and no free market exists for this asset which is required to be held by the Bank in order to have access to service provided by the Federal Home Loan Bank.

(e) Other Financial Instrument Assets

     Other financial assets at June 30, 1995 are comprised of the net cash surrender value of $718,241, representing a key-man universal life insurance policy pertaining to the Chief Executive Officer and accrued interest receivable of $2,403,994, and $51,048 representing the value of the retained servicing spread on loans sold. The carrying amount is a reasonable estimate of fair value for these assets.

     Other financial assets at June 30, 1994 were comprised of the net cash surrender value of $681,767, representing a key-man universal life insurance policy pertaining to the Chief Executive Officer and accrued interest receivable of $2,023,363, and $58,553 representing the value of the retained servicing spread on loans sold. The carrying amount was a reasonable estimate of fair value for these assets.

(f) Deposit Liabilities

     Deposits with no stated maturity date are included at the amount payable on demand. The fair value of time deposits (certificates of deposit) is estimated by discounting future cash flows at current yields of similar maturity U.S. treasury notes less estimated cost of approximately 40 basis points representing the incremental cost of servicing those retail liabilities.

(g) Federal Home Loan Bank Advances
     The fair value of Federal Home Loan Bank Advances is estimated by discounting the future cash flows of these instruments at a rate which approximates the current offering rate of an FHLB advance with a similar remaining average life as the current weighted average life of the current portfolio at June 30, 1995 and 1994.

(h) Other Borrowings
     Other borrowings at June 30, 1995 consist of $741,890 in a short-term banking disbursement overdraft arrangement, a ten year adjustable rate loan incurred by the Employee Stock Ownership Plan ($187,500), and $602,596 representing retail repurchase arrangements secured by FHLMC and FNMA mortgage-backed securities. Due to the fact that each of these liabilities reprice immediately to current market rates, the carrying amount is a reasonable estimate of fair value for these liabilities. The final component of other borrowings is $7,800,000 representing securities sold under agreements to repurchase identical securities at a specified future date is estimated by discounting the future cash flows from the instruments at a rate which approximates the current offering rate of similar borrowings with a similar remaining term to maturity.
    Other borrowings at June 30, 1994 consisted of $2,138,297 in a short-term banking disbursement overdraft arrangement, a ten year adjustable rate loan incurred by the Employee Stock Ownership Plan ($237,500), and $742,333 representing retail repurchase arrangements secured by FHLMC and FNMA mortgage-backed securities. Due to the fact that each of those liabilities repriced immediately to current market rates, the carrying amount was a reasonable estimate of fair value for those liabilities.

(i) Other Financial Instrument Liabilities
    Consists of accrued interest payable. The carrying amount is a reasonable estimate of fair value for this liability.

(j) Commitments to Extend Credit
     Commitments to extend credit relate primarily to the purchase or construction of residential mortgage loans. The fair value of such commitments is estimated using current market rates for loans with similar characteristics versus committed rates.

Estimated fair values of financial instruments at June 30, 1995 and 1994, are as follows:

                                            1995                  1994
                                            ----                  ----

                                        Carrying       Fair   Carrying      Fair
                                          Amount      Value     Amount     Value
                                        --------   --------   --------  --------
Financial Assets:                             (In Thousands)

Investment securities:

 Cash and short-term investments        $  8,241   $  8,241   $  7,255  $ 7,255
 Investments and mortgage-backed
  securities                              26,932     26,846     22,029   21,661

 Loans receivable, net                   343,852    342,963    324,711  320,689
 Other financial assets                    3,173      3,173      2,763    2,763

Financial liabilities:

 Demand deposits                          99,629     99,629    124,254  124,254
 Certificates of deposit                 184,279    184,410    152,645  151,676
 Federal Home Loan Bank Advances          60,036     60,420     47,695   47,996

 Other borrowings                          9,332      9,341      3,118    3,118

Off-balance-sheet financial
 instruments:

 Commitments to extend credit                  -        (13)         -     (623)


                           STOCK MARKET INFORMATION

     Northbay Financial Corporation common stock is listed on the American Stock Exchange (AMEX). Ticker Symbol is NBF.

     The number of record holders of common stock of Northbay Financial Corporation as of the record date, August 23, 1995, was approximately 832 including those shares registered in names of various investment brokers held in account for their customers.

     The common stock initially began trading on April 11, 1989. The following table sets forth the range of closing common stock prices as reported by AMEX, adjusted for a 10% stock dividend on June 24, 1994 and a 20% stock dividend on October 28,1994, for each quarter during the last two fiscal years ended June 30, 1995 and 1994, as follows:

                                          1995      1994
                                  High     Low      High        Low
                                  ----    ----      ----        ---
First Quarter                   16      14 1/2    12 7/8    11 3/8
Second Quarter                  16 3/8  13 3/4    13        12 1/4
Third Quarter                   14 1/2  12 5/8    13        12
Fourth Quarter                  14 5/8  13        15 7/8    11 1/2

     Cash dividends have been paid as follows: $ .10 per share on July 30, 1993; $ .10 per share on October 29, 1993; $. 10 per share on January 29, 1994; $. 10 per share on April 29, 1994; $ .11 per share on July 20, 1994; $ .11 per share on October 19, 1994; $ .11 per share on January 18, 1995; and $ .11 per share on April 19, 1995. On June 21, 1995, the Board of Directors declared an $
 .11 per share cash dividend to shareholders of record as of July 5, 1995, to be paid July 19, 1995.