Form 10-K/A, Exhibit 13
period 1995-06-30
NORTHBAY FINANCIAL CORP
filed 1996-02-29
CIK 844162

                                                                      Exhibit 13
                                                                         Revised

                                            SELECTED CONSOLIDATED FINANCIAL DATA

Financial Condition                                                                 As  of June 30
                                                                                    --------------
                                                           1995           1994           1993           1992           1991
                                                           ----           ----           ----           ----           ----
                                                                                (Dollars In Thousands)

Assets                                                 $391,058       $364,713       $311,349       $295,094       $263,768
Loans receivable, net                                   343,852        324,711        267,497        239,052        207,315
Loans held for sale                                           -              -         10,209          9,731         15,997
Mortgage-backed securities held to maturity               1,672          1,778          5,130          7,304          1,130
Mortgage-backed securities available for sale             8,441          6,165          1,733          2,767          2,992
Investments /1/                                          17,795         14,776         11,390         21,712         22,492
Savings accounts                                        283,909        276,900        255,075        255,338        225,865
Advances from FHLB                                       60,036         47,695         19,217          3,247          5,816
Other borrowings                                          9,332          3,118          3,055          4,895          3,788
Stockholders' equity                                     34,578         33,684         31,233         28,076         24,984

Operations                                                                    For the Year Ended June 30
                                                                              --------------------------
                                                           1995           1994           1993           1992           1991
                                                           ----           ----           ----           ----           ----
                                                                       (In Thousands Except Per Share Amounts)
Interest income                                        $ 26,154       $ 22,914       $ 24,254       $ 26,478       $ 26,398
Interest expense                                         14,463          9,225          9,615         13,373         15,378
                                                       --------       --------       --------       --------       --------

Net interest income                                      11,691         13,689         14,639         13,105         11,020
Provision for loan losses                                   412            725            722            529            214
                                                       --------       --------       --------       --------       --------

Net interest income after provision for
 loan losses                                             11,279         12,964         13,917         12,576         10,806
Noninterest income                                          950          1,286          1,335          1,022            996
Noninterest expense                                       9,170          9,125          8,656          7,235          6,910
                                                       --------       --------       --------       --------       --------

Income before tax                                         3,059          5,125          6,596          6,363          4,892
Income tax expense                                       (1,127)        (2,067)        (2,859)        (2,876)        (2,060)
Cumulative effect of change in accounting
  principle for income taxes /2/                              -            220              -              -              -
                                                       --------       --------       --------       --------       --------
Net income                                             $  1,932       $  3,278       $  3,737       $  3,487       $  2,832
                                                       --------       --------       --------       --------       --------

Earnings per share /3/
 Primary                                               $    .67       $   1.13       $   1.29       $   1.20       $    .99
 Fully diluted                                         $    .67       $   1.12       $   1.29       $   1.20       $    .98
                                                       ========       ========       ========       ========       ========

Dividends declared per share                           $    .44       $    .41       $    .32       $    .28       $      0
                                                       ========       ========       ========       ========       ========

Other Selected Data                                                      As of or for the Year Ended June 30
                                                                         -----------------------------------
                                                           1995           1994           1993           1992           1991
                                                           ----           ----           ----           ----           ----
Net interest rate spread                                   2.88%          4.14%          4.87%          4.60%          4.15%
Net yield on average interest-earning assets               3.14%          4.36%          5.11%          4.98%          4.57%
Return on average assets                                   0.50%          1.00%          1.24%          1.26%          1.12%
Return on average equity                                   5.64%          9.95%         12.47%         13.05%         11.94%
Average equity to average assets ratio                     8.82%         10.03%          9.98%          9.69%          9.35%
Dividend payout ratio/4/                                  57.23%         25.63%         14.90%          9.80%            --
Average interest-earning assets to
 average interest-bearing liabilities                    106.52%        107.37%        107.25%        107.55%        106.70%
Ratio of total operating expenses to
 total average assets                                      2.36%          2.78%          2.88%          2.62%          2.72%
Ratio of nonperforming assets to average assets            0.74%          1.37%          0.92%          0.44%          0.32%
Branch office                                                 8              8              7              7              6

1 Includes certificates of deposit, overnight federal funds, income funds,
  U.S. Government securities and interest-bearing cash balances.
2 See note 1 of Notes to Consolidated Financial Statements.
3 See note 11 of Notes to Consolidated Financial Statements.
4 Aggregate cash dividends paid during the fiscal year divided by net income